Exhibit 2.1
DATED
23 June 2011

SALE AND PURCHASE AGREEMENT
relating to
the issued share capital of
SCHUH GROUP LIMITED

5 New Street Square, London EC4A 3TW Tel +44 (0)20 7300 7000 Fax +44 (0)20 7300 7100 DX 41 London www.taylorwessing.com
Berlin, Brussels, Cambridge, Dubai, Düsseldorf, Frankfurt, Hamburg, London, Munich, Paris.
Representative offices: Beijing, Shanghai. Associated office: Warsaw

THIS AGREEMENT is made on	23 June 2011
BETWEEN
(1)	THE PERSONS whose names and addresses are set out in schedule 1;

(2)	SCHUH GROUP LIMITED whose registered office is at 1 Neilson Square, Deans Industrial Estate, Livingston, West Lothian EH54 8RQ, further details of which are set out in part A of schedule 2 (the “Company”);

(3)	GENESCO (UK) LIMITED (registered in England and Wales with number 7667223) whose registered office is at 5 New Street Square, London EC4A 3TW (the “Buyer”); and

(4)	GENESCO INC, of 1415 Murfreesboro Road PO Box 731 Nashville, Tennessee, 37202-0731 (“Genesco”).
INTRODUCTION
The Sellers have agreed to sell (in the proportions set opposite their names in schedule 1) and the Buyer has agreed to buy all of the issued share capital of Schuh Group Limited which is a private company limited by shares incorporated in Scotland, further details of which are set out in part A of schedule 2.
AGREED TERMS
1.	Definitions and interpretation
1.1	Definitions

In this agreement:

“1985 Act” means the Companies Act 1985;

“ACAS Code of Practice” means a code of practice issued under Part IV of the Trade Union and Labour Relations (Consolidation) Act 1992 which relates exclusively or primarily to the resolution of disputes;

“accounting period” means an accounting period determined in accordance with Chapter 2 of Part 2 of the CTA 2009;

“Accounting Requirements” means in relation to the Accounts, the accounting requirements of the Companies Act and all applicable IFRSs or (if permitted by law in relation to the Accounts), UK GAAP;

“Accounts” means the audited (and, where relevant, consolidated) accounts of the Company and each of the Subsidiary Undertakings for the financial year ended on the Accounts Date including the auditors’ and directors’ reports, the audited balance sheets as at the Accounts Date, the audited profit and loss accounts for that year and the notes to them;

“Accounts Date” means 27 March 2011

“Acquisition” means the acquisition by the Buyer of the Sale Shares pursuant to the terms of this agreement;

“Advisers” in relation to a person means professional advisers advising that person, including (unless the context requires otherwise) partners or members in or directors of (as the case may be) such advisers and employees of such advisers;

“Applicable Law” means any law (including common law or other binding law), statute, regulation, code, ordinance, rule, judgment, order, decree or directive or any determination by or requirement or recommendation of a Competent Authority or interpretation or administration of any of the foregoing by a Competent Authority;

“Approval” means an approval, permit, authority, consent or licence;

“Approved Options” means certain options granted as options approved by HMRC as set out in part B of schedule 1;

“Associate” means in relation to a person:
(a)	a person who is his associate and the question of whether a person is an associate of another shall be determined in accordance with section 435 of the Insolvency Act 1986; and (whether or not an associate as so defined);

(b)	any Group Undertaking (as defined in section 1161 of the Companies Act) of that person;
“Available Tax Benefit Amount” bears the meaning attributed thereto in the B Loan Note Instrument;

“B Loan Note Instrument” means the instrument in agreed form constituting the B Loan Notes;

“B Loan Notes” means the loan notes constituted by the B Loan Note Instrument to be issued by the Buyer in favour of the Principal Shareholders;

“Business Day” means a day other than a Saturday, Sunday or public holiday in England or Scotland;

“Buyer’s Solicitors” means Taylor Wessing LLP of 5 New Street Square, London EC4A 3TW;

“CAA 2001” means the Capital Allowances Act 2001;

“Cash Bonus” means the payment of the sum of £17,515,689 to Employees;

“Claim” includes a claim, action, proceeding or demand;

“Companies Act” means the Companies Act 2006;

“Competent Authority” means any national, state or local governmental authority, any governmental, quasi-governmental, judicial, public or administrative agency, authority or body, any court of competent jurisdiction, the New York Stock Exchange, any Recognised Investment Exchange, the Panel on Takeovers and Mergers, and any local, national or supranational agency, inspectorate, minister, ministry, official or public or statutory person (whether autonomous or not) acting within their powers and having jurisdiction over this agreement or any of the parties;

“Completion” means completion of the sale and purchase of the Sale Shares in accordance with the parties’ obligations under clause 6;

“Completion Date” means the date for Completion specified in clause 6.1;

“Computer Contracts” means all contracts or written arrangements relating to the Computer System (including licences, agreements for support, maintenance, disaster recovery, security and bureau services provided to or by any Group Company);

“Computer Data” means the computer-readable information or data owned or used by any Group Company and stored in electronic form;

“Computer Hardware” means the computer hardware, firmware, equipment and ancillary equipment (other than Computer Software and Computer Data) owned or used by any Group Company and all related manuals and documentation;

“Computer Software” means the computer programs owned or used by any Group Company and all related manuals and documentation;

“Computer System” means the Computer Hardware, Computer Data and Computer Software;

“Confidential Information” has the meaning given in clause 10;

“Consideration” has the meaning given to it in clause 3.1;

“Consideration Loan Note Instrument” means the instrument in the agreed form constituting the Consideration Loan Notes;

“Consideration Loan Notes” means the guaranteed secured loan notes 2014-2015 constituted by the Loan Note Instrument to be issued by the Buyer in favour of the Principal Shareholders on Completion;

“Consideration Loan Note Security” means the second charge to be provided by the Company in the agreed form to the Principal Shareholders by way of security for the Consideration Loan Notes.

“Consultant” means a consultant, independent contractor or other individual engaged by a Group Company under a contract for service not being an Employee;

“Contributor” means a person who has contributed and/or is contributing to the design and/or development of any element of the Proprietary Software;

“Corporation Tax Deduction” means the UK Corporation Tax Deduction and the Irish Corporation Tax Deduction as the case may be;

“CTA 2009” means the Corporation Tax Act 2009;

“CTA 2010” means the Corporation Tax Act 2010;

“Data Protection Legislation” means any data protection and privacy legislation applicable to a Group Company’s business including, in the United Kingdom, the Data Protection Act 1998 and the Privacy and Electronic Communications (EC Directive) Regulations 2003;

“Director” means a director of a Group Company;

“Disclosed” means fairly disclosed to the Buyer in the Disclosure Letter with sufficient explanation and detail to allow a reasonable purchaser to identify the nature and scope of the matter disclosed;

“Disclosure Letter” means the letter of the same date as this agreement from the Warrantors to the Buyer executed and delivered immediately before the signing of this agreement;

“Dispute Resolution Regulations” means the Employment Act 2002 (Dispute Resolution) Regulations 2004;

“EBT” means the Schuh Employee Benefit Trust;

“Employee” means an employee, contract worker, part-time employee, temporary employee or home worker of a Group Company;

“Encumbrance” includes a mortgage, charge, lien, pledge, right of pre-emption, option, covenant, restriction, lease, trust, order, decree, title defect or any other security interest or conflicting claim of ownership or right to use or any other third party right;

“Environmental Law” means every applicable law, regulation, code of practice and other similar control and advice made or issued by national or local government or by any other regulatory body and every regulation and directive made by the legislative organs of the European Union relating to the protection of the environment (including the prevention of pollution of land, water or air due to the release, escape or other emission of any substance including radioactive substances or the production, transport, storage, treatment, recycling or disposal of waste or the making of noise);

“Excluded Matters” means (i) the exercise of the Options (ii) the appointment of the beneficial interest of Shares in the Company on or prior to the date hereof by the EBT; and/or (iii) the payment of the Cash Bonus;

“Executive Bonus” means the sum not exceeding £5,061,008 calculated and paid in accordance with the Executive Bonus Scheme;

“Executive Bonus Scheme” means the agreed form document setting out the arrangements relating to the Executive Bonus;

“Exercise Form” means the agreed form document pursuant to which the Optionholders will exercise their Options (being Options which have not lapsed or otherwise been waived) immediately prior to and with effect from Completion and pursuant to which the Optionholders will, inter alia, instruct the Buyer to pay to the Company the amounts prescribed in clause 6.4(b);

“finally determined” means, in relation to any Claim (including any Claim against the Warrantors under the Tax Deed), that part of the Claim as is:
(a)	agreed in writing by both parties;

(b)	any tax assessed on the Company which relates to a pre-Completion period for which a claim has been or will be made under the Tax Deed, save where the matter is subject to a dispute in accordance with clause 7 of the Tax Deed provided that the Warrantors have complied with their obligations under clause 7.2 of the Tax Deed; or

(c)	the subject of a final judgment of a court of competent jurisdiction or award of a competent arbitral tribunal, not being:
(i)	a judgment or award which is the subject of an ongoing appeal or review by a court of competent jurisdiction; or

(ii)	a judgment or award in respect of which the time permitted for lodging an appeal or a reference for review by a court of competent jurisdiction has yet to expire;
“financial year” shall be construed in accordance with section 390 of the Companies Act;

“Goods” means goods supplied, exported or offered for sale at any time in the 24 months up to the Completion Date by or on behalf of a Group Company;

“Group” or Group Companies” means the Company and the Subsidiary Undertakings and “Group Company” means any of them;

“Group Intellectual Property” means all Intellectual Property owned or exploited by any Group Company;

“Group Member” means at any relevant time, in relation to any undertaking, a “group undertaking” (as defined in section 1161 of the Companies Act) of that undertaking and “Member of its Group”, in relation to any undertaking, means any group undertaking as so defined of that undertaking;

“Group Personal Pension Scheme” means the group personal pension scheme in which certain employees of the Company and of the Subsidiary Undertakings participate which is provided by AVIVA;

“Genesco Minutes” means the certified true copy minutes of a meeting of Genesco’s board of directors approving the signature by Genesco of this agreement and the Consideration Loan Note Instrument, the B Loan Note Instrument and the Retention Loan Note Instrument;

“ICTA 1988” means the Income and Corporation Taxes Act 1988;

“IFRSs” means:
(a)	every applicable International Financial Reporting Standard issued by the International Accounting Standards Board;

(b)	every applicable International Accounting Standard; and

(c)	every applicable Interpretation.
“IHTA 1984” means the Inheritance Tax Act 1984;

“Indebtedness” means all indebtedness owing by any Group Company including, for the avoidance of doubt, all amounts owing under the Lloyds Facilities, other than:
(a)	normal trading debts to suppliers;

(b)	finance lease indebtedness; and

(c)	any liability to Taxation;

“Independent Accountant” means an independent Chartered Accountant or firm of Chartered Accountants to be agreed upon between Management and the Buyer or, in default of agreement, to be nominated by the President for the time being of the Institute of Chartered Accountants;

“Insolvency Event” in relation to a person, means any of the following:
(a)	that person ceasing or threatening to cease to carry on business or being deemed to be unable to pay its debts within the meaning of section 123 Insolvency Act 1986 (provided that, for the purposes of this agreement, the reference to £750 in section 123(1) of that Act shall be construed as a reference to £10,000) or admitting that it is unable to pay its debts as they fall due;

(b)	that person giving notice to any of its creditors that it has suspended or is about to suspend payment of any of its debts or commencing negotiations with one or more of its creditors with a view to rescheduling any of its indebtedness;

(c)	a meeting of that person’s creditors being convened or held;

(d)	an arrangement or composition with or for the benefit of its creditors (including a voluntary arrangement as defined in the Insolvency Act 1986) being entered into or proposed by or in relation to that person;

(e)	a moratorium coming into force in respect of that person in accordance with paragraph 8.1 of Schedule A1 to the Insolvency Act 1986 or that person applying to the court for an interim order under section 253 of the Insolvency Act 1986;

(f)	a receiver or administrative receiver taking possession of or being appointed over or a mortgagee, chargee or other encumbrancer taking possession of the whole or any part of the assets of that person;

(g)	any distress, execution or other process being levied or enforced (and not being discharged within seven days) on any asset of that person;

(h)	that person or its directors or the holder of a qualifying floating charge (as defined in Schedule B1 to the Insolvency Act 1986) giving notice of his, their or its intention to appoint an administrator in accordance with paragraphs 18 or 26 of Schedule B1 to the Insolvency Act 1986;

(i)	that person or its directors or any of its creditors or the holder of a qualifying floating charge (as defined in Schedule B1 to the Insolvency Act 1986) making an application to the court for the appointment of an administrator;

(j)	an administrator being appointed of that person under paragraphs 14 or 22 of Schedule B1 to the Insolvency Act 1986 or otherwise;

(k)	a petition being presented (and not being discharged within 14 days) or a resolution being passed or an order being made for the administration or the winding-up, bankruptcy or dissolution of that person or that person being struck off the register of companies; or

(l)	the happening in relation to that person of an event analogous to any of the above in any jurisdiction;
“Intellectual Property” means patents, utility models, petty patents, trade and service marks, design rights, trade names, service names, business names, copyrights, rights in the nature of copyright, resale rights, database rights, domain names, know-how, rights in trade secrets and confidential information, rights protecting reputation and goodwill, rights in unfair competition and all other intellectual property rights and analogous rights as may exist anywhere in the world for the full term of the rights concerned together with all reversions, revivals, extensions and renewals of such rights (whether registered or not); all registrations and pending registrations relating to any such rights, the benefit of any pending applications for any such registrations and the right to apply for registrations of such rights; and all rights of action, powers or benefits belonging or accrued in relation to such rights (including the right to sue for and recover damages for past infringements);

“Irish Corporation Tax Deduction” means the deduction for corporation tax purposes available and which has been claimed by any Group Company tax resident in Ireland in any tax computation submitted on or after 23 June 2011 which arises solely in respect of and in consequence of the payment of the Cash Bonus by Schuh (R.O.I.) Limited;

“ITEPA 2003” means the Income Tax (Earnings and Pensions) Act 2003;

“Intellectual Property Agreements” means all written agreements, contracts, permissions, undertakings and understandings which relate to any of the Group Intellectual Property, including:
(a)	those pursuant to which any Group Company is permitted to use any Intellectual Property (“Licences-In”);

(b)	those pursuant to which any Group Company permits a third party to use any Intellectual Property (“Licences-Out”); and

(c)	those which restrict the use of any Group Intellectual Property (including any delimitation or co-existence agreement or agreement limiting use by territory, field, person or as to time); and

(d)	all confidentiality and non-disclosure agreements to which any Group Company is a party or beneficiary;
“Interpretation” means an explanation of the application of International Financial Reporting Standards to particular transactions, arrangements or circumstances issued by the International Financial Reporting Interpretations Committee of the International Accounting Standards Board;

“LIBOR” means:
(a)	the applicable Screen Rate; or

(b)	(if no Screen Rate is available for one month) the arithmetic mean of the rates (rounded upwards to four decimal places) as quoted to leading banks in the London interbank market, as of 11.00 a.m. on the relevant day for the offering of deposits in Sterling for one month;

“Licences-In” has the meaning given to it in paragraph (a) of the definition of Intellectual Property Agreements;

“Licences-Out” has the meaning given to it in paragraph (b) of the definition of Intellectual Property Agreements;

“Life Assurance Scheme” means the Schuh Limited Group Death in Service Plan deed and appended rules dated 20th November 2000;

“Lloyds” means Lloyds TSB Bank plc with registered number 00002065 and having its registered office at 24 Gresham Street, London EC2V 7HN;

“Lloyds Facilities” means the credit facilities made available to the Company and certain of the Group Companies by Lloyds pursuant to a senior term facilities agreement between, among others, the Company and Lloyds dated 10 November 2010;

“Loss” means any loss, damage, liability, fine, penalty, charge and any other cost and expense reasonably and properly incurred including any costs of recovery on a full indemnity basis;

“Management” means Kenny Ball, David Spencer, Phil Whittle, Sean McKee, Rob Bridle, Mark Doherty and David Reid and “Manager” means any one of them;

“Management Accounts” means the management accounts of the Group Companies comprising the balance sheet as at the Management Accounts Date and the profit and loss account for the two periods commencing on the day immediately following the Accounts Date and ending on the Management Accounts Date;

“Management Accounts Date” means 22 May 2011;

“Management Bonus” means the sum not exceeding £25,000,000 calculated and paid in accordance with the Management Bonus Scheme;

“Management Bonus Scheme” means the agreed form document setting out the arrangements relating to the Management Bonus;

“Material Contract” means any agreement or arrangement of the kind listed in paragraph 4.5(a) in part 4 of the Warranties;

“Material Supplier” means a Supplier with whom any Group Company has purchased goods or services for an amount in excess of £500,000 during the 24 month period ending on the Completion Date;

“OEM Agreement” means an agreement under which one party agrees to manufacture products for and to test, deliver and/or provide support and training to another party in respect of products to be resold by that other party or any similar agreement or arrangement;

“Official Dealing Rate” means the yearly rate of interest announced by the Monetary Policy Committee of the Bank of England (and from time to time in force) as the official dealing rate, being the rate at which the Bank of England is willing to enter into transactions for providing short term liquidity in the money markets;

“Options” means the respective rights to acquire Ordinary Shares granted to each Optionholder being the Approved Options and the Unapproved Options;

“Optionholders” means those persons set out in part B of schedule 1;

“Optionholder Letters” means the letter in the form set out in Schedule 6 from the Company to each Optionholder in relation to his or her Options and enclosing the Exercise Form and, the Optionholder Transfers;

“Optionholder Transfers” means the documents of transfer in the agreed from transferring the Sale Shares held by the Optionholders to the Buyer;

“Ordinary Shares” means ordinary shares of £1 each in the Company;

“Outstanding Notes” means the outstanding loan notes issued by the Company to Lyn Ferguson, Thomas Lynch, Stuart Ferguson and Ruth Lynch of an aggregate principal amount of £9,200,000;

“Pension Schemes” means the Group Personal Pension Scheme, the Personal Retirement Savings Account Pension and the Self Invested Personal Pension Plans;

“Personal Retirement Savings Account Pension” means the personal retirement savings account pension in which certain employees of Schuh (ROI) Limited participate;

“Principal Shareholders” or “Principal Sellers” means Colin Temple and Mark Crutchley and “Principal Shareholder” or “Principal Seller” means any one of them;

“Prohibited Area” means the United Kingdom and Eire;

“Prohibited Business” means the business of designing, distributing and/or retailing shoes, other footwear and/or footwear related items as carried on by a Group Company during the 24 month period ending on the Completion Date;

“Proprietary Software” means all the software and documentation which has been developed by or on behalf of the Company or any Group Member in connection with the business, including that identified or described in part D of schedule 5 and all Supporting Documentation;

“Real Property” means all the properties short particulars of which are set out in schedule 7;

“Recognised Investment Exchange” has the meaning given in section 285 of the Financial Services and Markets Act 2000 (such exchanges being at the date of this agreement, EDX London Ltd, ICE Futures Europe, LIFFE Administration and Management, London Stock Exchange plc (including, without limitation, in its capacity as operator and regulator of AIM), PLUS Stock Exchange Plc and The London Metal Exchange Limited);

“Relevant Borrowings” means all amounts outstanding under the Lloyds Facilities;

“Retention Loan Note Instrument” means the instrument in the agreed form constituting the Retention Loan Notes;

“Retention Loan Notes” means the loan notes constituted by the Retention Loan Note Instrument and to be issued by the Buyer in favour of the Principal Shareholders on Completion;

“Sales Adviser” means any person working as a sales assistant in any of the Group’s retail outlets;

“Sale Shares” means all of the issued share capital of the Company comprising (a) all issued Ordinary Shares and (b) all Ordinary Shares subject to Options, to be issued immediately prior to and conditional upon Completion to the Optionholders (to the extent that those Options have not been waived or lapsed);

“Screen Rate” means, in relation to LIBOR, the British Bankers’ Association Interest Settlement Rate for the relevant period displayed on the appropriate page of the Reuters screen. If the agreed page is replaced or service ceases to be available, the Buyer and the Sellers’ Agent may specify another page or service displaying the appropriate rate;

“Self Invested Personal Pension Plans” means the self invested personal pension plans for directors provided by SIPP Centre;

“Sellers” means each of the Shareholders and “Seller” means any one of them;

“Sellers’ Agent” means the person appointed to act as agent for the Sellers in accordance with clauses 17.10, 17.11 and 17.12 and references in schedule 11 to the parties shall mean the Sellers’ Agent and the Buyer;

“Seller’s Associate” means an Associate of a Seller other than a Group Company;

“Sellers’ Solicitors” means Morton Fraser LLP of Quartermile Two, 2 Lister Square, Edinburgh EH3 9GL;

“Shareholders” means those person set out in part A of schedule 1;

“Subsidiary Undertakings” means the subsidiary undertakings (as defined in section 1162 of the Companies Act) of the Company details of which are set out in part B of schedule 2;

“Supplier” means a supplier to (other than utilities in respect of the supply of services in the ordinary and normal course of their business to their general body of customers) or sub-contractor of any Group Company in connection with the Prohibited Business with whom any Group Company has traded during the 24 months immediately ending on the Completion Date;

“Supporting Documentation” means all documentation, software and recorded information and data (whether in paper or electronic form or recorded on physical media) embodying the know-how and/or relating to the Proprietary Software including notebooks, written specifications, technical manuals, source code, flowcharts, technical design documents and diagrams;

“Tax” or “Taxation” has the meaning given to it in the Tax Deed;

“Taxation Authority” has the meaning given to it in the Tax Deed;

“Tax Deed” means the tax deed between the Warrantors and the Buyer in agreed form;

“Tax Warranties” means the warranties set out in paragraph 10 of Schedule 8 and “Tax Warranty” means any one of them;

“TCGA 1992” means the Taxation of Chargeable Gains Act 1992;

“TIOPA 2010” means the Taxation (International and Other Provisions) Act 2010;

“TMA 1970” means the Taxes Management Act 1970;

“Transaction Document” means any of this agreement, the Tax Deed and any other document entered into on or within 7 days after the date of this agreement in connection with it;

“UK Corporation Tax Deduction” means the deduction for corporation tax purposes available and which has been claimed by any Group Company tax resident in the UK in any tax computation submitted or resubmitted on or after 23 June 2011 which arises solely in respect of and in consequence of:-
(a)	the exercise of the Options by any Employees and for which tax relief is claimed pursuant to Part 12 of the Corporation Tax Act 2009;

(b)	the acquisition of shares in the Company by the Employees by reason of the appointment of the beneficial interest in such shares to them by the trustee of the EBT and for which tax relief is claimed pursuant to Part 12 of the Corporation Tax Act 2009;

(c)	the payment of the Cash Bonus by Schuh Limited;
“UK GAAP” means accounting principles, standards and practices generally accepted from time to time in the United Kingdom and approved by the United Kingdom Accounting Standards Board;

“Unapproved Options” means certain options held by certain of the sellers as set out in column (5) of part B of Schedule 1;

“VAT” means Value Added Tax chargeable under the VATA 1994 or under any legislation replacing it or under any legislation which the VATA replaced and further means Value Added Tax at the rate in force when the relevant supply is made and any tax of a similar nature which is introduced in substitution for or as an addition to such tax from time to time and any penalties or fines in relation to them;

“VATA 1994” means the Value Added Tax Act 1994;

“Warranties” means the warranties set out in schedule 8 and “Warranty” means any one of them; and

“Warrantors” means in respect of the warranties set out in paragraphs 1.1(a) and (b) and 1.2 of schedule 8, the Sellers and in all other respects the Principal Shareholders.
1.1	Interpretation

In this agreement:
(a)	reference to:
(i)	any statute or statutory provision includes a reference:
(A)	to that statute or statutory provision as from time to time consolidated, modified, re-enacted (with or without modification) or replaced by any statute or statutory provision; and

(B)	any subordinate legislation made under the relevant statutory provision, except to the extent that the effect of referring to any such consolidation, modification or re-enactment coming into force after the date of this agreement would be to increase or extend the liability of a party under this agreement;
(ii)	the singular includes the plural and vice versa and any gender includes other genders;

(iii)	the “introduction” or to a “clause” or “schedule” is a reference to the Introduction or the relevant clause or schedule of or to this agreement;

(iv)	a person includes all forms of legal entity including an individual, company, body corporate (wherever incorporated or carrying on business), unincorporated association, governmental entity and a partnership and, in relation to a party who is an individual, his legal personal representative(s);

(v)	a document “in agreed form” is to a document in the form agreed by and initialled by or on behalf of each party for the purposes of identification;

(vi)	a party or the parties means a party or the parties to this agreement and includes his successors and permitted assigns and for this purpose “permitted assigns” includes:
•	in relation to a right of a party — any person to whom that right may have been assigned except to the extent that the assignment of that right would be in breach of the provisions of this or any other agreement or deed or prohibited by law; and

•	in relation to an obligation of a party — any person to whom that obligation may have been assigned with the written agreement of the party to whom the obligation is owed, provided that notwithstanding any succession, assignment or transfer, no party shall be relieved from any obligation arising under this agreement except:
•	by operation of law;

•	as expressly provided in this agreement; or

•	with the written agreement of the party to whom the obligation is owed;
(vii)	“writing” and “written” includes typing, printing, lithography, photography and other modes of representing or reproducing words in a legible and non transitory form; and

(viii)	“this agreement” includes this agreement as amended or supplemented from time to time;
(b)	the words “include”, “including” and “in particular” are to be construed as being by way of illustration or emphasis only and are not to be construed so as to limit the generality of any words preceding them;

(c)	the words “other” and “otherwise” are not to be construed as being limited by any words preceding them;

(d)	the word “property” includes choses in action and other intangible property;

(e)	the table of contents and the headings to clauses and schedules are to be ignored in construing this agreement;

(f)	the words, “parent undertaking”, “subsidiary undertaking” and “undertaking” have the meanings given to them in sections 1162 and 1161 of the Companies Act;

(g)	if a period of time is specified and dates from a given day or the day of an act or event, it shall (unless otherwise stated in clause 12 (Notices and other communications)) be calculated excluding that day and a reference to a time of day is unless otherwise specifically stated a reference to the time in England save in relation to clause 12.3 where the time is a reference to the time in the place of receipt;

(h)	if a party must do something on a given day (other than service of a communication in accordance with clause 12 (Notices and other communications), they must do it by 5:30 p.m. on that day (unless this agreement expressly states otherwise). If they do the thing after 5:30 p.m. on a day, they are treated as not having done it until the next Business Day;

(i)	where a party (the “Obligor”) agrees with another (the “Obligee”) to use its “best endeavours” to do any thing, the full extent of the Obligor’s obligation is to take those reasonable steps which a prudent and conscientious person would take to do that thing when acting in the interests of the Obligee whether or not such steps may be contrary to the interests of the Obligor having regard to:
(i)	the costs of taking such steps; and

(ii)	whether such costs are proportionate to the object to be achieved;
(j)	where in this agreement a party (the “Obligor”) agrees with another (the “Obligee”) to use its “reasonable endeavours” to do any thing, the full extent of the Obligor’s obligation is to take those reasonable steps which a prudent and conscientious person would take to do that thing when acting in the interests of the Obligee but without being required to take any steps which may be contrary to the interests of the Obligor or to incur any material costs or divert staff or resources from other activities to a material extent; and

(k)	a reference to any English legal term for any action, remedy, procedure, judicial proceeding, legal document, legal status, or legal concept is, in respect of any jurisdiction other than England and Wales, deemed to include what most nearly approximates in that jurisdiction to the English legal term.
1.2	The schedules form part of this agreement as if set out in full in this agreement and a reference to “this agreement” includes a reference to the schedules.
2.	Sale and purchase

2.1	Each Shareholder shall sell with full title guarantee and free from all Encumbrances the number of Sale Shares set opposite his name in part A of schedule 1 and the Buyer shall buy the Sale Shares.

2.2	The Sale Shares shall be sold with all rights to dividends and other distributions declared after the date of this agreement in respect of the Sale Shares and all other rights and advantages belonging to or accruing on the Sale Shares on or after that date.

2.3	If any Seller fails to comply with his obligation to transfer his Sale Shares on Completion, the Buyer shall not be obliged to complete the purchase of the other Sale

Shares but may nevertheless elect to complete the purchase of the other Sale Shares without prejudice to its rights against the defaulting Seller.

2.4	Each Seller irrevocably waives all pre-emption rights which he may have under the Company’s articles of association or any other agreement relating to the Sale Shares or otherwise so as to enable the sale of the Sale Shares to the Buyer to proceed free of pre-emption rights.
3.	Consideration

3.1	The total consideration payable by the Buyer to the Sellers for the sale of the Sale Shares shall be an amount of £79,046,151 adjusted in accordance with schedule 11 (the “Consideration”).

3.2	Subject to clause 3.4 the Consideration shall be satisfied as follows:
(a)	as to £44,648,881 on Completion by transfer to the account of the Sellers’ Solicitors at Clydesdale Bank plc Bank, sort code 82-45-05, account number 80385001; and

(b)	as to £25,000,000 by the issue of the Consideration Loan Notes in equal proportions to the Principal Shareholders.

(c)	as to £3,397,270 by the issue of the B Loan Notes in equal proportions to the Principal Sellers.

(d)	as to £1,000,000 to be paid into the Escrow Account (as defined in schedule 10) on Completion and held in accordance with the provisions of schedule 10.

(e)	as to £5,000,000 by the issue of the Retention Loan Notes in equal proportions to the Principal Shareholders.
3.3	The cash consideration to which each Seller is (subject to the provisions of schedule 11) entitled are the amounts set out opposite his or her name in schedule 1.

3.4	Any adjustment to the Consideration shall be paid in accordance with the provisions of schedule 11.

3.5	Each party agrees to provide all information and assistance reasonably requested by any other party or its solicitors to enable the party making the request or its solicitors to comply with the Money Laundering Regulations 2007.
4.	Warranties and Indemnity

4.1	Each Seller warrants and represents in relation to his own Sale Shares and himself as set out in Part 1 of Schedule 8 and the Warrantors hereby warrant and represent to the Buyer in the knowledge that the Buyer is entering into this agreement in reliance on the accuracy of the Warranties, that the Warranties are true and accurate.

4.2	If there is a breach of any Warranty then, in respect of each breach and without prejudice to the right of the Buyer to claim damages or exercise any other right or remedy, the Warrantors hereby indemnify the Buyer against such breach and agree to pay the Buyer on demand:

(a)	such sum as would, if paid to the relevant Group Company, put it in the position which would (after payment of any Taxation payable in respect of the receipt of the sum) have existed if there had been no breach;

or (at the option of the Buyer (to be exercisable separately in respect of each breach) as an alternative (and not in addition) to making a Claim under clause 4.2(a));

(b)	a sum equal to the difference between the value of Sale Shares at the date on which the Warranty was given (after taking into account that the fact or matter giving rise to the breach was not as warranted) and the value which the Sale Shares would have had at that date if the fact or matter giving rise to the breach had been as warranted.
plus in either case all Losses incurred by the Buyer and any Group Company in connection with the breach.

4.3	Each Warranty shall be construed as an independent warranty and (except as otherwise provided in clause 4) shall not be limited by reference to or inference from any other term of any Transaction Document or any other Warranty.

4.4	Payments made by the Warrantors to the Buyer whether in cash or by way of set off against any amount outstanding under the Consideration Loan Notes, the Retention Loan Notes or the B Loan Notes or otherwise in connection with this agreement (including without limitation any amounts for which the Buyer has a right of set-off under clause 4.12 of this agreement) shall so far as possible be treated by the parties as a reduction in the consideration for the Sale Shares.

4.5	Where a Warranty is qualified by the expression “so far as the Warrantors are aware” or a similar expression, each Warrantor shall be deemed to have the awareness of matters that are within the knowledge of the other Warrantor and each of the Managers and (except where the contrary is expressly stated) to have such additional awareness as the Warrantors would have if they had made all reasonable enquiry.

4.6	Each Warrantor undertakes to the Buyer and to each Group Company that he will waive any right which he may have and not make any Claim in respect of any misrepresentation, inaccuracy or omission in or from any information or advice supplied by a Group Company or its officers, Employees, Consultants or Advisers in connection with the entering into of this agreement, the giving of the Warranties and the preparation of the Disclosure Letter.

4.7	The Buyer warrants that it does not actually know of any matter in respect of which (having regard to its state of actual knowledge at Completion) it expects to bring a Claim under the Warranties.

4.8	The Warrantors shall indemnify the Buyer against and shall pay to the Buyer an amount equal to the amount which if paid to the Company or any relevant Group Company would indemnify the Company or that Group Company against all Losses arising in respect of:
(a)	any Claim against a Group Company or the Buyer by any broker, finder, financial adviser or other person retained by any Seller or a Group Company in connection with the transactions effected by this agreement;

(b)	any Claim brought by a shareholder or former shareholder of any Group Company in relation to any sale of shares in the Company or a Group Company on or prior to the date of this agreement (other than pursuant to this agreement) including, without limitation, as to the price or other terms on which such shares were sold; and
(c)	any claim, threatened claim or dispute against any Group Company by any Employee for any bonus payment which such Employee alleges was to be paid out in 2011.
4.9	All sums payable by the Warrantors under this agreement shall be paid free of all deductions or withholdings unless the deduction or withholding is required by law, in which event the Warrantors shall pay such additional amount as shall be required to ensure that the net amount received by the Buyer will equal the sum which would have been received by it had no deduction or withholding been required to be made.

4.10	If any amount due or paid by the Warrantors in respect of any breach of, or indemnity contained in, this agreement will be or has been subject to Taxation in the hands of the Buyer, the Buyer may demand from the Warrantors such sum (after taking into account any Taxation payable in respect of it) as will ensure that the Buyer receives and retains a net sum equal to the sum which it would have received had the payment not been subject to Taxation. Any sum payable under this clause 4.10 shall be paid within five Business Days of demand or, at the option of the Buyer, may be set off by the Buyer against the Loan Notes in accordance with clause 4.12.

4.11	If any amount owing from either the Buyer to the Warrantors or the Warrantors to the Buyer under this agreement is not paid when due it shall bear interest both before and after any judgment at a yearly rate of 3 per cent above the Official Dealing Rate from time to time.

4.12	If there is any Claim for any breach of any of the Warranties or a Claim under the Tax Deed or under clause 4.8 or clause 9, the Buyer shall have the right to set off any sum finally determined to be payable by the Warrantors in respect of any loss suffered by the Buyer or any Group Company in respect of such breach of the Warranties or the Tax Deed against any unpaid part of the Consideration for the Sale Shares and/or against the Consideration Loan Notes and/or against the Retention Loan Notes and/or the B Loan Notes provided that, prior to setting any such sum off against any unpaid part of the Consideration for the Sale Shares and/or against the Consideration Loan Notes and/or against the B Loan Notes, the Buyer will first set any such sum off against the Retention Loan Notes. If as at the date on which any payment is due to be made by the Buyer to the Warrantors in respect of any unpaid part of the Consideration for the Sale Shares and/or under the Consideration Loan Notes and/or under the Retention Loan Notes and/or under the B Loan Notes there are any Claims which have been intimated but not finally determined, the Buyer may continue to withhold payment of an amount equivalent to the amount reasonably claimed pending such Claim being finally determined and to the extent that such Claim is finally determined in the Warrantor’s favour the Buyer shall pay to the Warrantors interest (in addition to any interest payable to the Warrantors under the relevant Loan Note or this agreement save where otherwise provided in such Loan Note or this agreement) on the amount withheld at a rate of 5% over LIBOR from the due date for payment until payment in full compounded monthly.

4.13	The Principal Sellers undertake and warrant to the Buyer that the Group Companies shall be entitled to the Available Tax Benefit Amount of at least £3,397,270. If the aggregate Available Tax Benefit Amount is less than the sum of £3,397,270 as determined on the last Redemption Date in accordance with the B Loan Note Instrument, the Principal Sellers shall jointly and severally covenant to pay to the Buyer an amount which is equal to the amount by which the aggregate Available Tax Benefit Amount is less than £3,397,270.

4.14	If there is any Claim under clause 4.13 the Buyer’s sole remedy shall be to set off such sum determined in accordance with clause 4.13 against the B Loan Notes and such breach shall not otherwise give rise to any right of the Buyer against the Principal Sellers nor to any right to withhold performance of any obligation owed to them on the part of the Buyer howsoever arising other than to withhold performance of the obligation to make payment of the B Loan Notes to the extent specified in this clause 4.14.

4.15	The right of set off in clause 4.14 is without prejudice to any other right which the Buyer may have against the Principal Shareholders or Management, whether under the terms of this agreement or otherwise.

5.	Limitations

Limitations not to apply

5.1	The limitations set out in this clause 5 shall not apply to a Claim under this agreement or under the Tax Deed against the Warrantors:
(a)	which is (or the delay in discovery of which is) the consequence of fraud, or dishonesty on the part of the Warrantors or their agents or Advisers; or

(b)	which is the result of a breach of a Warranty in part 1 or part 2 of schedule 8; or

(c)	which is the result of a Claim under clause 2.2 of the Tax Deed.
Time limits

5.2	Subject to clause 5.9, the rights of the Buyer in respect of any Claim for breach of a Warranty (other than a Warranty in part 8 (Pensions) or part 10 (Tax) of schedule 8) shall only be enforceable if the Buyer gives written notice to the Warrantors (giving so far as practicable the amount and details of the Claim) on or before the second anniversary of Completion.

5.3	Subject to clause 5.9 the rights of the Buyer in respect of any Claim made under the Tax Deed or in respect of any Claim for breach of a Warranty in part 8 (Pensions) or part 10 (Tax) of schedule 8 shall only be enforceable if the Buyer gives written notice to the Warrantors (giving so far as practicable the amount and details of the Claim) on or before the seventh anniversary of Completion.

Threshold

5.4	The Warrantors shall not be liable in respect of any Claim under the Warranties, under clause 4.8 or under clause 9 unless the total cumulative liability of the Warrantors in respect of all such Claims exceeds £1,000,000 (in which event the Warrantors shall be liable for the whole of such liability and not merely for the excess).

Maximum Claims

5.5	Where there have been breaches of the Warranties or Claims have arisen under the Tax Deed, then (subject to clause 5.1) the Buyer shall not be entitled to recover under the Warranties and the Tax Deed in respect of such breaches or Claims more than £42,800,000 plus such additional amounts as are paid or become payable under the B Loan Notes, and/or the Retention Loan Notes and/or the Consideration Loan Notes subject to an aggregate cap of £50,000,000.

Double Claims

5.6	The Buyer shall not be entitled to recover from the Warrantors under the Warranties and the Tax Deed more than once in respect of the same damage suffered, and accordingly the Warrantors shall not be liable in respect of any breach of the Warranties to the extent that the loss is or has been included in a Claim under the Tax Deed to the extent that it has been satisfied, nor shall the Warrantors be liable in respect of a Claim under the Tax Deed to the extent that the loss is or has been included in a Claim for breach of the Warranties to the extent that it has been satisfied.

Contingent liabilities

The time limits in clauses 5.2 and 5.3 shall not limit any Claim in respect of a liability which is contingent or unascertained where written notice of the Claim (giving so far as practicable the amount and details of the Claim) is given to the Warrantors before the expiry of the relevant periods specified in those clauses.

Disclosure Letter

5.7	Subject to the provisions of clause 5.8, the Warrantors shall be under no liability under the Warranties in respect of any matter to the extent that the matter or circumstance giving rise to such liability was Disclosed.

5.8	The provisions of clause 5.7 are qualified as follows:
(a)	only the disclosures in Part 10 — Tax of the Disclosure Letter (to the extent Disclosed) shall be treated as having been Disclosed against the Warranties in part 10 (Tax) of schedule 8;

(b)	only the disclosures in Part 8 — Pensions of the Disclosure Letter (to the extent Disclosed) shall be treated as having been Disclosed against the Warranties in part 8 (Pensions) of schedule 8; and

(c)	nothing in the Disclosure Letter shall limit the Warrantors’ liability under the Warranties in part 1 or part 2 of schedule 8 or the Tax Deed.
Time Limits for Making Claims

5.9	Any Claim for breach of a Warranty in respect of which notice shall have been given in accordance with clause 5.2 or 5.3 (as the case may be) shall be deemed to have been withdrawn and lapsed (not having been previously satisfied settled or withdrawn) if proceedings in respect of such Claim have not been issued and served on the Warrantors not later than the expiry of the period of 12 months after the date of such notice.

Recovery from Third Parties

5.10	Where the Buyer is entitled to recover from some third party (including without limitation the Group’s insurers) any sum in respect of any matter giving rise to a Claim under the Warranties then the Buyer shall, at the Warrantors’ expense, procure that reasonable steps are taken to enforce such recovery and if any sum is so recovered then either the amount payable by the Warrantors in respect of that Claim shall be reduced by an amount equal to the sum so recovered (less the reasonable costs and expenses of recovering it and any Tax payable by the Buyer as a result of its receipt) or (if an amount shall already have been paid by any of the Warrantors in respect of that Claim) there shall be repaid to the Warrantors an amount equal to the amount so recovered (less the reasonable costs and expenses of its recovery and any Tax payable by the Buyer as a result of its receipt) or (if less) the amount of such payment provided that the Buyer shall not be required to take steps to enforce such recovery if to do so would, in the reasonable opinion of the Buyer, be materially adverse to the business of any Group Company.

Further Limitations

5.11	The Warrantors shall have no liability (or such liability shall be reduced) in respect of any Claim under any of the Warranties (other than the Tax Warranties):-
(a)	if and to the extent that provision or reserve for or in respect of the liability or other matter giving rise to such Claim has been made in the Accounts or the Completion Accounts;

(b)	if and to the extent that such Claim occurs or is increased as a result of any change in legislation after the date of this agreement (or any legislation not in force at the date of this agreement) which takes effect retrospectively, or the withdrawal after the date of this agreement of any published concession or published general practice previously made by HM Revenue and Customs or other applicable Taxation Authority;

(c)	if and to the extent that such Claim is attributable to any voluntary act or omission of the Company or the Buyer in relation to the Company carried out after Completion otherwise than in the ordinary course of business unless such act:-
(i)	was carried out pursuant to a legally binding obligation of the Company entered into on or before Completion; or

(ii)	was carried out with the written consent or at the request of the Warrantors; and
(d)	if and to the extent such Claim would not have arisen but for any change after Completion in the bases on which the Accounts were prepared unless such policies or practices adopted in the preparation of the Accounts are changed to comply with UK GAAP or because of a change in UK GAAP announced and coming into force after the Completion Date.
Limiting Loss
5.12	In the event that a breach of Warranty (other than a Tax Warranty) has occurred and the Buyer is or becomes aware that the circumstances constituting the breach of Warranty are continuing such that the loss accruing to the Buyer from that breach of Warranty is increasing then the Buyer shall, if it is within its control to do so, take reasonable steps to prevent the breach from continuing and take normal prudent commercial steps to limit its loss as a consequence of such breach (but without being required to pay any sum the subject of or arising by virtue of the breach of Warranty or any related interest, penalty or similar financial cost).

Third Party Claims

5.13
(a)	The Buyer shall inform, or shall procure that the Company or the relevant Subsidiary Undertaking shall inform, the Warrantors in writing of any claim against the Company or the relevant Subsidiary Undertaking by any third party (“Third Party Claim”) which comes to the notice of the Buyer, the Company or the relevant Subsidiary Undertaking and which Third Party Claim is likely to result in the Buyer bringing a Claim (a “Relevant Claim”) under the Warranties

(other than the Tax Warranties) in relation to the Third Party Claim and in the Warrantors being liable in respect of such Relevant Claim within seven days from the day on which such Third Party Claim comes to the notice of the Buyer, the Company or relevant Subsidiary Undertaking.

(b)	Subject to the Buyer being indemnified and secured to its reasonable satisfaction the Buyer shall, and shall procure that the Company and any of its Subsidiary Undertakings shall consult with the Warrantors as to the conduct of such Third Party Claim and shall obtain the prior consent of the Warrantors to the settlement of such Third Party Claim, such consent not to be unreasonably withheld or delayed and for this purpose it shall be unreasonable to withhold or delay consent where to do so would be likely to be materially prejudicial to the business of the Group or any Group Company.
6.	Completion

6.1	The sale and purchase of the Sale Shares shall be completed on the date hereof at the offices of the Sellers’ Solicitors (or at any other date or place agreed by the parties in writing).

6.2	On Completion the Sellers shall deliver or shall procure that the Company shall deliver to the Buyer:
(a)	completed and signed transfers of the Sale Shares to the Buyer or as it directs and the related share certificates or lost share certificate indemnities in a form acceptable to the Buyer;

(b)	if required by the Buyer, any document necessary in order to enable the Buyer or its nominees to be registered as the holder of the Sale Shares free from Encumbrances;

(c)	the statutory books of each Group Company complete and accurate up to Completion and any company seal(s), certificates of incorporation, certificates of incorporation on change of name and all unused share certificates of each Group Company and all cheque books of each Group Company;

(d)	letters of resignation in agreed form from Alexander Thomas Alexander and Terence Racionzer as director of each Group Company;

(e)	the resignation of the auditors of each Group Company and a statement under section 519 of the Companies Act that none of the circumstances mentioned in that section exist and that there are no fees or other payments due to them from the relevant Group Company;

(f)	the Tax Deed signed by the Warrantors;

(g)	the Disclosure Letter;

(h)	in so far as in its possession, the title deeds and documents relating to the Real Property and in relation to those deeds and documents relating to the Real Property not within their or its possession the Sellers confirm that such deeds and documents are held to the order of the Company; and

(i)	revised service agreements in agreed form between the Company and each of the Principal Shareholders.

6.3	On Completion the Warrantors shall procure the holding of meetings of the directors of each Group Company to do such of the following things as are applicable to it:
(a)	approve (subject to stamping) the transfers referred to in clause 6.2(a) and 6.2(i) above;

(b)	appoint the persons nominated by the Buyer as directors and the secretary (if any);

(c)	note the resignations referred to in clauses 6.2(d) and 6.2(e);

(d)	approve the documents referred to in clauses, 6.2(a) and 6.2.(i)and authorise one or more of the directors referred to in clause 6.3(b) to execute them on behalf of the relevant Group Company;

(e)	appoint Ernst & Young as the new auditors;

(f)	change the accounting reference date to 31 January 2012;

(g)	cancel the existing bank mandates and replace them with new mandates as requested by the Buyer; and

(h)	pass any other resolutions reasonably requested by the Buyer.
6.4	On Completion the Buyer shall:
(a)	pay £34,391,779 in respect of the Consideration by electronic funds transfer in the manner specified in clause 3.2(a) which payment shall constitute a good discharge for the Buyer of its obligations to pay that amount;

(b)	pay £522,481 to the Company on behalf of Optionholders representing the aggregate amounts in satisfaction of (i) the aggregate exercise monies due (being £228,400) and (ii) £294,081.59 in respect of Tax (including employee national insurance contributions and PAYE) pursuant to the undertakings and authorisations provided by the Optionholders in the Exercise Forms and each of the Optionholders agrees that the amount so payable in respect of any Optionholder (other than employer’s national insurance contributions) shall be deducted from the cash amount otherwise payable to that Optionholder for his/her Ordinary Shares and the Buyer agrees to procure that the Company shall pay to the relevant Taxation Authority such amounts due in respect of Tax;

(c)	procure that on or shortly after Completion £9,200,000 is paid by the Company together with interest accrued thereon to the holders of the Outstanding Notes (subject to any required deduction of Tax) and the Principal Sellers confirm such payment shall discharge in full such Outstanding Notes;

(d)	pay £17,515,689 to the Company in respect of the Cash Bonus and the Buyer shall procure that the sum of £17,515,689 is paid out in respect of the Cash Bonus to the Employees as the Sellers’ Agent may direct subject to deduction of Tax as required (which the Company shall pay to the relevant Taxation Authority as and when required);

(e)	pay £3,397,270 to the Company in respect of the employer’s National Insurance and PSRI payable in relation to (i) the Cash Bonus; (ii) the appointment by the EBT of the beneficial ownership of 1,928 shares on or shortly before Completion; and (iii) the exercise of the Options by the

Optionholders and that the Company pays £3,397,270 to the relevant Taxation Authority as and when required in respect of the employer’s National Insurance and PSRI payable in relation to the matters listed in (i). (ii) and (iii) above;

(f)	pay £1,000,000 into the Escrow Account in accordance with clause 3.2(d).

(g)	pay to the Sellers’ Solicitors £9,734,620 being the amount of the Consideration to be distributed to each Optionholder after taking account of the amounts to be withheld from such Optionholder pursuant to clause 6.4(b) above;

(h)	pay £2,681,700 to the Company in respect of the swap cancellation costs and £570,000 to the Company in respect of accrued interest on the borrowings from Lloyds Bank plc and on the Outstanding Notes;

(i)	procure that the Company:-
(i)	adopts and maintains in force through the period during which any sum is payable thereunder the Management Bonus Scheme and pays the Management Bonus (if any) in accordance with its terms;

(ii)	adopts and maintains in force through the period during which any sum is payable thereunder the Executive Bonus Scheme and pays the Executive Bonus (if any) in accordance with its terms and
(j)	deliver to the Sellers or to the Sellers’ Solicitors (whose receipt shall be a sufficient discharge):
(i)	a counterpart of the Tax Deed executed by the Buyer;

(ii)	a certified copy of the minutes of the board of directors of the Buyer and any shareholder resolutions which are required authorising the execution and performance by the Buyer of its obligations under this agreement and the Tax Deed;

(iii)	the Consideration Loan Notes and a certified copy of the executed Consideration Loan Note Instrument and the Consideration Loan Note Security;

(iv)	the Retention Loan Notes and a certified copy of the Retention Loan Note Instrument;

(v)	the B Loan Notes and a certified copy of the B Loan Note Instrument; and

(vi)	the Genesco Minutes and an opinion letter in the agreed form setting out certain details in respect of Genesco, including its ability to enter into this agreement and the Consideration Loan Note Instrument.
6.5	The parties hereto agree and comply with the terms of the Management Bonus Scheme.

7.	Post-Completion

7.1	The Sellers shall and shall procure that any other necessary party shall execute all such documents and deeds and do all such acts and things as the Buyer may from time to time reasonably require to transfer to the Buyer the legal and beneficial ownership of the Sale Shares.

7.2	Each Seller agrees that for so long as any Sale Shares remain registered in his name he will:
(a)	not exercise any of his rights as a member of the Company or appoint any other person to exercise such rights;

(b)	hold on trust for and pay or deliver to the Buyer any distributions or notices, documents or other communications which may be received after the date of this agreement by that Seller in his capacity as a member of the Company from the Company or any third party; and

(c)	on request by the Buyer ratify all documents executed and acts done by the Buyer as his attorney.
Registrations

7.3	As soon as reasonably practicable after the date of this agreement, the Sellers shall procure (at the Company’s expense) that the leases of the Trafford Centre, Eldon Square and Liffey Valley are registered at the Land Registry and the lease of O’Connell Street shall be registered in the Registry of Deeds. The Sellers shall keep the Buyer informed of the progress towards achieving registration and, in particular, shall send the Buyer copies of any correspondence with the relevant Land Registry.

8.	Non-competition

Restrictions

8.1	Each of the Principal Shareholders and the Managers undertakes with the Buyer that after Completion he will not either himself or by an agent and either on his own account or by or in association with or for the benefit of any other person directly or indirectly without the consent of the Buyer:
(a)	for the period stated in column (a) of schedule 9 opposite his name:
(i)	take up or hold or seek to take up or hold any office in or with any business which is engaged in the Prohibited Business within the Prohibited Area;

(ii)	take up or hold any post or position which enables that Principal Shareholder or Manager to exercise whether personally or by an agent and whether on his own account or in association with or for the benefit of any other person a controlling influence over any business which is engaged in the Prohibited Business within the Prohibited Area; or

(iii)	take up or hold any employment or consultancy with any person which is engaged in the Prohibited Business within the Prohibited Area, which results or would result in that Principal Shareholder or Manager being engaged in business activities which are in competition with the Prohibited Business as carried on by any Group Company;
(b)	for the period stated in column (b) of schedule 9 opposite his name and within the Prohibited Area either personally or by an agent and either on his own account or by or in association with any other person or otherwise directly or indirectly engage or seek to engage in any capacity in the Prohibited Business except that he may hold as an investment not more than 3% of the issued share capital of a company listed or quoted on a market operated by a Recognised Investment Exchange;

(c)	for the period stated in column (d) of schedule 9 opposite his name and within the Prohibited Area canvass, solicit, approach or seek out or cause to be canvassed, solicited, approached or sought out or by any other means endeavour to entice away from any Group Company any Material Supplier for orders or instructions in respect of any goods or services provided to any Group Company in the course of the Prohibited Business and with whom any Group Company has transacted the Prohibited Business as a customer;

(d)	for the period stated in column (e) of schedule 9 opposite his name solicit or seek to entice away from any Group Company, or aid or assist any other person or persons in employing or otherwise retaining the services of anyone who is employed by any Group Company or who is a Consultant at Completion and who is at Completion employed or engaged in:
(i)	research, development, engineering or production;

(ii)	sales, marketing or distribution; or

(iii)	establishing or maintaining relationships or dealings with Suppliers, otherwise than in a junior administrative or secretarial capacity;

(e)	employ or otherwise retain the services of any of such person as is mentioned in clause 8.1(d) otherwise than in a junior administrative or secretarial capacity; or

(f)	use or display any name, trade or service marks, trade or service names, domain names or logos used by any Group Company or any confusingly similar names, marks, domain names, or logos.
8.2	The undertakings on the part of each of the Managers contained in paragraphs (a) to (e) of clause 8.1 above shall apply for the periods specified therein both (i) during his employment by a Group Company; and (ii) for any remaining part of those periods where the relevant Manager has ceased employment with the Group as a consequence of:-
(a)	his resignation (other than on grounds of ill health or permanent incapacity); or

(b)	his being lawfully dismissed by the relevant Group Company as a result of gross misconduct or incompetence in the performance of his duties or in other circumstances in which he may be lawfully summarily dismissed.
In any other circumstance, the period in the case of sub clauses (a) and (b) of clause 8.1 shall be during his employment by a Group Company and for 6 months from the date on which the relevant Manager ceases to be employed by the relevant Group Company and in the case of sub clauses (c) to (e) shall be during his employment by a Group Company and for three months from that date of cessation.

8.3	Subject to clause 8.7 each Principal Shareholder and Manager undertakes to the Buyer that at all times he will not either him or by an agent and either on its own account or by or in association with or for the benefit of any other person directly or indirectly represent itself to be connected with or interested in the Prohibited Business.

8.4	Each Principal Shareholder and Manager undertakes that he will not at any time whilst any Group Company uses, or has any right to use, any of the names set out below,

directly or indirectly, use in connection with any trade or business which competes with or is similar to that of any Group Company:
(a)	the names of Schuh, Red or Dead or any name resembling them or capable of confusion with them; or

(b)	the name Schuh in connection with any business involved in the design, sale or distribution of shoes or footwear.
8.5	Each Principal Shareholder and Manager acknowledges that the undertakings in clauses 8.1 and 8.2 are reasonable; are integral to the terms on which the Buyer has agreed to purchase the Sale Shares and necessary for the implementation of the purchase; and that each of them is to be construed and take effect independently of the others.

8.6	If a breach of clauses 8.1, 8.2 or 8.4 occurs, the Principal Shareholders, Management and the Buyer agree that damages alone are likely not to be sufficient compensation and that injunctive relief is reasonable and is likely to be essential to safeguard the interests of the Buyer and of any Group Company and that injunctive relief (in addition to any other equitable remedies) may (subject to the discretion of the courts) be obtained.

8.7	No Principal Shareholder or Manager shall be treated as committing a breach or violation of the provisions of clauses 8.1(a), (b) or (e) or clause 8.2 solely when properly acting as a director, Consultant or Employee of the Company.

9.	Dilapidations

9.1	The Warrantors shall indemnify the Buyer against and shall pay to the Buyer an amount equal to the amount by which any dilapidation liability of any Group Company in respect of withdrawal by that Group Company at the end of its present lease from the Group’s Real Properties at 23-25 Castle Street. Norwich and 20 Whitefriargate, Hull is finally determined to exceed, in aggregate, £160,000.

9.2	The Warrantors shall:-
(a)	have the exclusive right to decide in good faith and in the best interests of the Company whether or not the Company should vacate the premises at Norwich and Hull at the end of the current leases; and

(b)	have the exclusive right (at the cost of the Company in so far as the steps taken by the Warrantors are those normally taken by a prudent tenant to resist dilapidations liability, including the appointment of an agent) to conduct any claim by the landlord in respect of such dilapidations and the Company will delegate to the Warrantors the conduct of that claim with freedom to negotiate and agree any such claim as they think fit subject always to notifying the outcome of any such negotiation to the Buyer.
9.3	Subject to the foregoing the Limitations set out in clause 5 shall apply to the terms of this clause as if the Claim hereunder is a Claim for breach of Warranty.

10.	Confidentiality

10.1	Except for any information of the kind referred to in clause 10.2(e) which relates to matters other than any Group Company, all obligations of confidence owed by the

Buyer to the Sellers in connection with this agreement or any negotiations leading to it shall (without prejudice to any previously accrued rights) cease on Completion.

10.2	Subject to clauses 10.1 and 10.3, each party undertakes to and shall keep confidential any information which is obtained by it which:
(a)	relates to the negotiation of this agreement or any document referred to in this agreement;

(b)	relates to the provisions or the subject matter of this agreement or of any document referred to in this agreement;

(c)	in the case of a Seller, relates to the Buyer or any Member of its Group (as such group is constituted immediately before Completion);

(d)	in the case of a Seller, is confidential information which he has acquired about the Company and/or any other Group Company; and

(e)	in the case of the Buyer, relates to the Sellers,
(collectively, “Confidential Information”).

10.3	Clause 10.1 does not apply to information to the extent that:
(a)	either party (or its Advisers or Associates) is required to disclose it by any Applicable Law or by a Competent Authority;

(b)	it is contained in any announcement or publication in agreed form;

(c)	it enters the public domain other than as a result of the unauthorised disclosure by a party or any of its Associates or its or their Advisers;

(d)	it is in the possession of either party or of any of its Associates or its or their Advisers free from any restriction as to its use or disclosure having been obtained otherwise than from the other party for the purposes of this agreement;

(e)	a party has disclosed it to any of its Associates or its or their Advisers who need to know such information for the purposes of advising in relation to or furthering the provisions of this agreement and who are aware of the obligations of confidentiality and agree to keep the information confidential and not to use any Confidential Information for any purpose other than the purpose for which it was disclosed.
10.4	No information to which clause 10.3 applies may (subject to clause 10.5) be disclosed by a party unless that party has:
(a)	given, where practicable, at least 2 Business Days’ written notice to the non-disclosing party of such proposed disclosure;

(b)	consulted with the non-disclosing party; and

(c)	agreed with the non-disclosing party the content of the disclosure.
10.5	The non-disclosing party may not request amendments under clause 10.4 or otherwise limit disclosure under clause 10.4 in a manner which would prevent the disclosing party from complying with the requirements referred to in clause 10.3(a).

11.	Competition Act 1998

If a Seller receives a notice under Schedule 1, paragraph 4(2) of the Competition Act 1998 relating to any Group Company or this agreement or any agreement or concerted practice of which it forms part, he shall immediately send a copy of it to the Buyer. The Sellers and the Buyer shall co-operate in good faith to enable the Buyer to respond fully and completely to any such notice within 10 Business Days of receipt.

12.	Notices and other Communications

12.1	Where this agreement provides for the giving of notice or the making of any other communication, such notice or communication shall not (unless otherwise expressly provided) be effective unless given or made in writing in English in accordance with the following provisions of this clause.

12.2	Any notice or communication to be given or made under or in connection with this agreement may be:
(a)	delivered or sent by post to:

the Buyer	the address set out on page 1 of this agreement

the Sellers (or any of them)	F.A.O Mark Crutchley
3 Hermitage Terrace
Edinburgh EH10 4RP
(such addresses being referred to below as the “Postal Address” of the relevant party); or

(b)	sent by email, to:

the Buyer	F.A.O. Roger Sisson
RSISSON@genesco.com
the Sellers (or any of them)	F.A.O Mark Crutchley
Mark@Schuh.co.uk
and shall be marked in the case of the Buyer for the attention of Roger Sisson and in the case of the Sellers, for the attention of the Sellers’ Agent.
12.3	Any notice or other communication so delivered or sent shall (subject to the provisions of clause 12.4(c)) be deemed to have been served at the time when it arrives at the address to which it is delivered or sent except that if that time is between 5.30 p.m. on a Relevant Day and 9.00 a.m. on the next Relevant Day it shall be deemed to have been served at 9.00 a.m. on the second of such Relevant Days.

12.4	Where any party has given notice to the others of any different address or number to be used for the purposes of this clause then such different address or number shall be substituted for that shown above.

For the purposes of this clause:
(a)	“Relevant Day” means any day other than a Saturday, Sunday or a day which is a public holiday at the Postal Address of the receiving party;

(b)	any reference to a time is to the time at the Postal Address of the receiving party; and
(c)	reference to an electronic communication being received shall, in the case of a party which is a corporate body or partnership, mean receipt at a server located in any office of the corporate body or partnership and, in the case of a party who is an individual, shall mean receipt on equipment owned (or used for reading electronic communications) by the individual which receipt shall, notwithstanding the provisions of clause 12.3, and in the absence of evidence of earlier receipt, be deemed to have occurred 24 hours after sending.
13.	Third party rights

13.1	The obligations of confidentiality in paragraphs (a), (b), (c) and (d) of clause 10.2 are assumed for the benefit of each Group Company. Each Group Company may rely on and enforce the obligations of confidentiality accepted by the Sellers.

13.2	Any person to whom the Warranties or any other rights of the Buyer under this agreement are assigned under clause 13.6 may rely on and enforce the Warranties and any such rights.

13.3	Save for assignees pursuant to clauses 13.2 and 13.6 and subject to 13.5 third parties may only enforce the rights and obligations referred to in clauses 13.1 and 13.2 with the written consent of the Buyer.

13.4	The Sellers and the Buyer may by agreement in writing rescind or vary the provisions of this agreement without the consent of any third party and, accordingly, section 2(1) of the Contracts (Rights of Third Parties) Act 1999 shall not apply.

13.5	Except:
(a)	as provided in clauses 13.1 and 13.2; and

(b)	for any indemnity expressed to be given in favour of or any obligation expressed to be owed to any Group Company, no term of this agreement is enforceable under the Contracts (Rights of Third Parties) Act 1999 by a person who is not a party.

13.6	The Buyer may assign or grant any Encumbrance or security interest over any of its rights under this agreement or any document referred to in it (including without limitation a right under the Warranties or the Tax Deed)
(a)	in favour of any bank or provider of finance to the Buyer or an Associate of the Buyer and/or

(b)	after the second anniversary of Completion (but not before) to any person to whom the Buyer sells any Sale Shares provided that no assignee shall be entitled to greater damages or other compensation than that to which the Buyer would have been entitled had it not assigned the benefit of such right.
14.	Entire agreement

14.1	The Transaction Documents constitute the entire agreement between the parties about the subject matter of this agreement and supersede all earlier understandings and agreements between any of the parties and all earlier representations by any party about such subject matter.

14.2	The parties have not entered into the Transaction Documents in reliance upon any representation, warranty or promise and no such representation or warranty or any other term is to be implied in them whether by virtue of any usage or course of dealing or otherwise except as expressly set out in them.

14.3	If a party has given any representation, warranty or promise then, (except to the extent that it has been set out in the Transaction Documents) the party to whom it is given waives any rights or remedies which it may have in respect of it.

14.4	This clause shall not exclude the liability of a party for fraud or fraudulent misrepresentation or concealment or any resulting right to rescind any of the Transaction Documents.

15.	Guarantee

15.1	In consideration of the Sellers agreeing to sell the Sale Shares on the terms of this agreement the Guarantor unconditionally and irrevocably guarantees to the Sellers (and in the case of the Management Bonus, the Management Team) (together the “Indemnified Parties”):
(a)	the payment by the Buyer when due of any amount payable under this agreement; and

(b)	the due and punctual performance and observance by the Buyer of its obligations, commitments, undertakings and indemnities under or pursuant to this agreement, as if the Guarantor were the principal obligor under this agreement and not merely a surety.

15.2	The guarantee set out in Clause 15.1 is a continuing guarantee and shall remain in full force and effect until all the obligations and liabilities of the Buyer guaranteed by this Clause 15 have been discharged in full. This guarantee is in addition to and without prejudice to and not in substitution for any rights or security which the Indemnified Parties may now or hereafter have or hold for the performance and observance of the obligations guaranteed by the Guarantor.

15.3	The Guarantor acknowledges that its liability under this Clause 15 shall not be discharged or affected in any way by time or any other indulgence or concession being granted by any of the Indemnified Parties other than as expressed to be for the benefit of the Guarantor.

15.4	The Guarantor will indemnify the Indemnified Parties against all losses, proceedings, claims, liabilities, costs and expenses suffered or incurred by the Indemnified Parties as a result of the Buyer failing to discharge its obligations and liabilities in accordance with the terms and conditions of this agreement. Nothing herein shall require the Guarantor to pay amounts if and to the extent that the Buyer is entitled to set off a claim or other sum under this agreement (including without limitation under clause 4.12 hereof)

15.5	If and whenever the Buyer defaults in the performance of any obligation under this agreement the Guarantor will immediately upon demand perform it or procure the performance of it subject always to any rights of set off permitted to the Buyer under or pursuant to this agreement so that the same benefits shall be conferred on the

Indemnified Parties as it would have received if it had been duly performed and satisfied by the Buyer.

15.6	The Indemnified Parties will be entitled to enforce the Guarantor’s obligations without making any demand on or taking proceedings against the Buyer and will not be required before enforcing the Guarantor’s obligations to pursue any other right, remedy or security which it may have.

15.7	As a separate and independent stipulation the Guarantor agrees that any obligation of the Buyer which may not be enforceable against or recoverable from the Buyer by reason of any legal limitation, disability or incapacity on or of the Buyer will nevertheless be enforceable against and recoverable from the Guarantor as though the Guarantor were the sole or principal obligor and shall be performed by the Guarantor on demand if then due for performance by the Buyer subject always to any rights of set off permitted to the Buyer under or pursuant to this agreement.

15.8	Subject to Clause 15.9 where any payment is made by the Guarantor under this Clause 15 and that sum is subject to a charge to Taxation in the hands of the recipient (and the recipient is a Seller or Warrantor) by reason only that the payment is made by the Guarantor rather then by the Buyer (other than (i) Taxation attributable to a payment being properly treated as an adjustment to the Consideration paid by the Buyer for the Company or (ii) Taxation which would be payable had the payment been received from the Buyer) the sum payable under this clause 15 shall be increased to such sum as will ensure that after payment of such Taxation (and after giving credit for any tax relief available to the recipient in respect of the matter giving rise to the payment) the recipient shall be left with a sum equal to the sum that it would have retained after Taxation had the recipient actually received a payment from the Buyer in accordance with the terms of this agreement.

15.9	The parties to the agreement undertake that they shall take all reasonable steps to ensure that any payment made by the Guarantor is not subject to a greater amount of Taxation to the recipient (where the recipient is a Seller or Warrantor) than would have been the case if any payment had been made by the Buyer including having any payment due from the Guarantor paid first to the Buyer and then to the Indemnified Parties or procuring that the Buyer makes such payments to the Indemnified Parties so far as such arrangements are not otherwise prejudicial to the Buyer or the Indemnified Parties.

16.	Powers of Attorney

16.1	Each of the Sellers by his/her execution of this agreement appoints the Buyer to be his/her Attorney from and after Completion granting to the Buyer full power on his or her behalf to exercise all voting rights, execute and deliver all documents and deeds and do all acts and things which the Buyer would be entitled to exercise, execute, deliver and do if the Buyer was registered as the holder of the Sale Shares of that Seller including in particular, but without prejudice to the foregoing generality, power as the Buyer in its absolute discretion thinks fit and to the exclusion of that Seller:
(a)	to execute a form of proxy in favour of such person or persons as the Buyer may think fit to attend and vote as that Seller’s proxy at any general meeting of the members, or separate class meeting of any class of members, of the Company in respect of such Sale Shares in such manner as the Buyer may decide;

(b)	to consent to the convening and holding of any such meeting and the passing of the resolutions to be submitted at any such meeting on short notice;

(c)	to settle the terms of such resolutions;
(d)	to receive, complete, execute and deliver in the name and on behalf of each Seller all such shareholder consents, authorisations, waivers and written resolutions as the Seller may be entitled to do by reason of being the registered holder of the Sale Shares;

(e)	generally to procure that the Buyer or its nominees are duly registered as the holders of all the Sale Shares,
16.2	Each Seller further agrees that for so long as any Sale Shares remain registered in his name he will:
(a)	not exercise any of his rights as a member of the Company or appoint any other person to exercise such rights;

(b)	hold on trust for and pay or deliver to the Buyer any distributions or notices, documents or other communications which may be received after the date of this agreement by that Seller in his capacity as a member of the Company from the Company or any third party; and

(c)	on request by the Buyer ratify all documents executed and acts done by the Buyer as his attorney.
16.3	Each of the Sellers hereby ratifies and confirms and hereby undertakes to ratify and confirm all and whatsoever the Buyer shall lawfully do or cause to be done in pursuance of the power of attorney granted by this Clause 16.

16.4	Each of the Sellers hereby declares that the power of attorney granted by this Clause 16 shall be irrevocable until the later of the date of registration of the transfer of the Sale Shares sold by the Sellers in the books of the Company and the expiry of the period of six months from the Completion Date.

17.	Miscellaneous

17.1	The Buyer and the Sellers shall bear their own costs incurred in relation to the negotiation and preparation of this agreement and matters incidental to this agreement. The Sellers confirm that no costs have been incurred by the Company up to and including Completion in relation to the negotiation and preparation of this agreement and matters incidental to this agreement.

17.2	This agreement shall so far as it remains to be performed after Completion continue in force notwithstanding Completion and the rights of the Buyer in respect of any Transaction Document shall not be affected by Completion.

17.3	No waiver by a party of any requirement of this agreement or any right which he has under it shall be valid unless such waiver is in writing signed by him.

17.4	No omission to exercise, or delay by the Buyer in exercising, any right under this agreement shall operate as a waiver of such right nor shall any single or partial exercise of any right preclude the exercise of any other right.

17.5	The Buyer may release or compromise the liability of, or institute proceedings or obtain judgment against, a Seller under this agreement, or grant to a Seller time or other indulgence without affecting the liability of any other Seller under this agreement or the Buyer’s rights against any other party.

17.6	The rights conferred on the Buyer in this agreement are cumulative and in addition to all other rights available to the Buyer.

17.7	This agreement may consist of any number of duplicates each executed by at least one party, each of which when so executed and delivered shall be an original, but all the duplicates shall together constitute one instrument.

17.8	If a term of this agreement shall be held to be illegal, invalid or unenforceable it shall to that extent be deemed not to form part of this agreement, but the enforceability of the remainder of this agreement shall not be affected.

17.9	Any liability of the Warrantors arising under or in connection with this agreement or the Tax Deed shall be joint and several.

17.10	Each Seller irrevocably appoints Mark Crutchley as his agent to negotiate, determine and agree the Completion Accounts and any adjustments to the Consideration, the amount of the Management Bonus and to negotiate and settle any dispute with the Buyer as to amount or otherwise arising in connection with this agreement.

17.11	The Sellers’ Agent may on behalf of any Seller:
(a)	give or receive any notice or consent or make any agreement; or

(b)	take any other action,

(c)	which the Sellers may give, receive, make or take under or in connection with any Transaction Document.
17.12	The Principal Shareholders acting together with a majority of the Managers may appoint a replacement Sellers’ Agent from time to time by giving not less than 10 Business Days’ notice of the name and address of such replacement Sellers’ Agent to the Buyer provided such replacement Sellers’ Agent is resident in the United Kingdom and is one of the Principal Shareholders or one of the Managers.

18.	Governing law

18.1	The governing law of this agreement, and of any claim, dispute or issue arising out of or in connection with this agreement or its subject matter (including non-contractual claims), shall be that of England and Wales.

18.2	The Sellers irrevocably appoint the Sellers’ Solicitors of St Martin’s House, 16 St Martin’s le Grand, London EC1A 4EN Fax No 020 7397 8400 as their agent to receive on their behalf in England or Wales service of any proceedings under clause 18.1 above. Such service shall be deemed completed on delivery to such agent (whether or not it is forwarded to and received by the Sellers) and shall be valid until such time as the Sellers have received prior written notice that such agent has ceased to act as agent. If for any reason such agent ceases to be able to act as agent or no longer has an address in England or Wales, the Sellers shall forthwith appoint a substitute acceptable to the Buyer and deliver to the Buyer the new agent’s name, address and fax number within England and Wales.

19.	Jurisdiction

19.1	The courts of England and Wales shall have jurisdiction to settle any claim, dispute or issue between the parties whether arising out of or in connection with this agreement or its subject matter, or otherwise (including non-contractual claims). In the case of a dispute which is the subject of a claim by the Buyer, such jurisdiction shall be non-exclusive. In the case of a dispute which is the subject of a claim by a Seller, such jurisdiction shall be non-exclusive. The parties to this agreement irrevocably submit to such jurisdiction and waive any objection to it, on the ground of inconvenient forum or otherwise. No party shall oppose the recognition or enforcement of a judgment, order or decision of those courts in respect of any such claim or dispute by the courts of any state which, under the laws and rules applicable in that state, are competent or able to grant such recognition or enforcement.
In witness whereof this agreement has been executed as a deed on the date shown at the beginning.

SCHEDULE 8
Warranties
1. Part 1 — Title and Authorisation
1.1	Title and matters affecting the Sale Shares and shares in Subsidiary Undertakings
(a)	Each Seller is the sole legal and beneficial owner of the number of Sale Shares listed against its name in schedule 1.

(b)	No Seller is a minor, bankrupt, person of unsound mind or otherwise under any legal disability.

(c)	The Sale Shares constitute the whole of the issued share capital of the Company.

(d)	All the issued shares in each Group Company are fully paid or credited as fully paid.

(e)	No person has any present, future or contingent right to call for the allotment, conversion, or transfer of or to be entered in the register of members as the holder of any share or loan capital of any Group Company and there is no Encumbrance on the Sale Shares or any shares in any Group Company or any arrangements or obligations to create any Encumbrances. No claim has been made by any person that they are entitled to any such right or have the benefit of any such Encumbrance.

(f)	No claim has been made by any person to be entitled to any right referred to in Warranty 1.1(e) above or the right to have an Encumbrance on the Sale Shares or any shares in any Group Company created in his favour.

(g)	Except under the employee incentive schemes which have been Disclosed, there is no share option scheme or other agreement or arrangement which obliges any Group Company to issue shares or to buy back or redeem any issued shares.

(h)	The details of each Group Company set out in schedule 2 are correct. The Company is the sole legal and beneficial owner of all the issued shares in Schuh (Holdings) Limited and Schuh Corporate Trustee Limited. Schuh (Holdings) Limited is the sole legal and beneficial owner of all the issues shares in each of Schuh Limited and Schuh (ROI) Limited.
1.2	Authorisation
(a)	Each Seller has power to enter into and to perform its obligations under each Transaction Document to which he is party which will, when executed, constitute binding obligations on him in accordance with its terms.

(b)	The execution and delivery of, and the performance by each Seller of his obligations under, each Transaction Document to which it is party:
(i)	does not require the consent of any third party; and

(ii)	will not result in a breach of or entitle any third party to terminate or avoid any agreement, arrangement, order, judgment or decree of any court or any governmental agency to which he is a party or by which it or any of its assets is bound or from which he benefits.
1.3	Financial Services and Markets Act 2000 (“FSMA”).
No Seller has communicated with any other Seller in relation to the sale of the Sale Shares in breach of section 21 of FSMA or engaged in any regulated activity in breach of section 19 of FSMA.
1.4	Indebtedness
Other than remuneration not exceeding £100,000 or outstanding expenses not exceeding £15,000 which are due to be reimbursed, there is no outstanding indebtedness owing at Completion from any Group Company to any Seller or to any such Seller’s Associate or vice versa nor any security granted by any Group company to any Seller or any Associate of any Seller.
2.	Part 2 — Constitution
2.1	Constitution and overseas assets
(a)	An accurate copy of the certificate of incorporation and articles of association (and each certificate of incorporation on change of name) of each Group Company (having embodied in it or annexed to it a copy of each resolution or agreement referred to in section 29(1) of the Companies Act) is attached to the Disclosure Letter*. Such documents contain full details of the rights and restrictions attached to the share capital of each Group Company, and all such resolutions have been properly passed as resolutions of that Group Company and duly filed with the Registrar of Companies.

*	Attach list

N.B. (see note on last page for details on how to remove the marginal notes)
(b)	In respect of each Group Company, there are no restrictions on the exercise of the powers of the Directors or unusual requirements as to quorum or the manner of holding of board meetings.
(c)	Each Group Company has the power to hold board meetings by telephone conference call.
(d)	Other than in the Republic of Ireland, no Group Company has assets outside the United Kingdom nor does it have a branch, agency or place of business or any permanent establishment (as that expression is defined in the relevant double taxation relief orders) outside the United Kingdom.
2.2 Books and registers
(a)	The register of members and statutory books of each Group Company contain accurate records of the members of that Group Company and all the other information which they are required to contain under the Companies Act. All returns, particulars, resolutions and other documents required to be delivered by any Group Company to the Registrar of Companies under the 1985 Act or the Companies Act have been duly delivered and no fines or penalties are outstanding.
(b)	No Group Company has received any notice of any application nor are the Warrantors aware of any intended application for the rectification of its register of members.

2.3	Directors, share capital and loan capital
(a)	The only Directors of each Group Company are the persons whose names are listed in respect of it in schedule 2 and no Group Company has any alternate, de facto or shadow directors nor any observer or other person entitled or accustomed to attend at or receive notice of board meetings or have any say or right to vote at board meetings.

(b)	No Group Company has provided any financial assistance in breach of section 151 et seq of the 1985 Act or section 677 et seq of the Companies Act.

(c)	No Group Company has redeemed or purchased or agreed to redeem or purchase any of its share capital or passed any resolutions authorising any such redemption or purchase or entered into or agreed to enter into any contract relating to shares in that Group Company that does not amount to a contract to purchase the shares but under which that Group Company may (subject to any conditions) become entitled or obliged to purchase those shares or passed any resolutions approving any such contract or made any capitalisation of reserves.

(d)	No Group Company has any outstanding loan capital.

(e)	No share in the capital of any Group Company has been issued for a consideration other than cash.

(f)	No share in the capital of any Group Company has been issued or transferred except in accordance with its articles of association (and, if the share was issued or transferred before 1 October 2009, its memorandum of association).

(g)	Other than in respect of their shares in the Company as set out in schedule 1, no Director or secretary (if any) of any Group Company is interested in the share capital of any Group Company.

(h)	The Company has no interest in the shares or other securities of any company which is not a Subsidiary Undertaking and no interest in any business other than that of the Company or a Subsidiary Undertaking and has not agreed to acquire any such shares, securities or interest or held any such shares, securities or interest at any time.
3.	Part 3 — Accounting and Financial
3.1	The Accounts
(a)	A copy of the Accounts is attached to the Disclosure Letter*.
*	Attach Accounts
(b)	The Accounts and the audited consolidated accounts of the Group Companies for each of the three years immediately preceding its financial year ended on the Accounts Date were prepared in accordance with all applicable Accounting Requirements at the date of this agreement and give a true and fair view of the assets, liabilities and state of affairs of each of the Group Companies and of the Group Companies as a group at the Accounts Date and of the profits or losses for the period concerned.
(c)	The Accounts of each Group Company were prepared on a basis consistent with that adopted in preparing the audited consolidated accounts of that Group Company for the previous three financial years.

(d)	In the Accounts and in the audited consolidated accounts of the Group Companies for the three immediately preceding financial years:
(i)	fixed assets have been depreciated on a consistent basis in accordance with FRS 15; and
(ii)	the stock in trade of the Group Companies has been treated in accordance with SSAP 9 and no change has been made in the basis of valuation of stock within the last three years.
(e)	In the Accounts all redundant, obsolete and slow moving stock in trade has been written off or written down if appropriate at the Accounts Date.
(f)	No amount included in the Accounts in respect of any asset, whether fixed or current, exceeds its purchase price or its production cost or (in the case of current assets) its net realisable value as at the Accounts Date.
(g)	The name and address of the auditors of each Group Company is set out in the Disclosure Letter*.
*	Include details
3.2	The Management Accounts
(a)	A copy of the Management Accounts is attached to the Disclosure Letter*.
*	Attach copy
(b)	The Management Accounts have been prepared with due care and attention in accordance with accounting principles used by each Group Company in the course of preparing management accounts for that Group Company during the two year period ending on the date of this agreement and on a basis consistent with that used in preparing the Accounts.
(c)	The Management Accounts are not misleading and having regard to the purpose for which they are prepared give a fair view of the assets and liabilities and profits of the Group for the period to which they relate.
3.3	Exceptional and extraordinary items
The profits of the Group Companies for the accounting period ended on the Accounts Date as shown in the Accounts and in the audited consolidated accounts for three immediately preceding financial years (and for the period between the Accounts Date and the Management Accounts Date as shown by the Management Accounts) and the trend of profits shown has not (except as disclosed in such accounts) been affected by changes or inconsistencies in accounting policies or practices, by the inclusion of non-recurring items of income or expenditure, by transactions of an abnormal or an unusual nature or which have been entered into otherwise than on normal commercial terms.
3.4	Books and records
(a)	All the accounts, books and ledgers and financial and other records of each Group Company (including all invoices) have been properly kept (in accordance with sections 221 and 222 of the 1985 Act in respect of financial years beginning before 6 April 2008 and sections 386 to 389 of the Companies Act in respect of subsequent financial years, where relevant) and are within that company’s possession and control and all transactions relating to its business have been duly and correctly recorded in them.
(b)	The original documents of title relating to the assets of any Group Company and the originals of all written agreements, deeds and other instruments entered into by any Group Company are in its possession and control.

(c)	No Group Company has any of its records, systems, controls, data or information, recorded, stored, maintained, operated or otherwise wholly or partly dependent on or held by any means (including any electronic, mechanical or photographic process whether computerised or not) which (including all means of access) are not under the exclusive ownership and direct control of that Group Company.
3.5	Bank accounts, Indebtedness and Encumbrances
(a)	In respect of each Group Company:
(i)	a list of all its bank, building society, investment and deposit accounts and of the credit or debit balances on them at the Business Day before the date of this agreement is attached to the Disclosure Letter*;
*	Attach list
(ii)	the amount borrowed by it does not exceed any limitation on its borrowing contained in its articles of association or in any debenture or other deed or document binding on it;
(iii)	it has not received demand for repayment of any borrowing or indebtedness in the nature of borrowing which is repayable on demand, and there has not occurred any event which would entitle (or which with the giving of notice and/or the lapse of time and/or a relevant determination would entitle) any person to require early repayment of any borrowing or indebtedness in the nature of borrowing;
(iv)	it has no bank overdraft facilities, acceptance credits or other financial facilities outstanding or available to it;
(v)	it has not entered into nor is it negotiating to enter into any debt factoring, discounting or inventory finance arrangement;
(vi)	it has not or engaged in any off balance sheet financing or any financing of a type which would not require to be shown or reflected in the Accounts, had such arrangement or financing been entered into on or before the Accounts Date; and
(vii)	it has not entered into nor is it negotiating to enter into any currency and/or interest rate swap agreement, asset swap, future rate or forward rate agreement, interest cap, collar and/or floor agreement or other currency exchange or interest rate protection transaction or combination of them or any option or any similar arrangement.
(b)	All Encumbrances created by or in favour of any Group Company which are required to be registered in accordance with the provisions of the Companies Act (or were required by the 1985 Act) or in any other relevant jurisdiction have been so registered and comply with all necessary formalities as to registration or otherwise in that jurisdiction; and the registered particulars of Encumbrances created by or in favour of any Group Company are complete and accurate.
3.6	Liabilities, debts, and solvency
(a)	No Group Company has liabilities (including contingent or disputed debts) except liabilities which have arisen in the ordinary and usual course of day-to-day trading since the Management Accounts Date.

(b)	No sum shown in the Management Accounts, in respect of debtors is represented by debts which at the Management Accounts Date were more than 30 days overdue for payment.

(c)	All debts owed to any Group Company at the date of this agreement will realise their full value and be good and collectable within 30 days of their due date for payment, and none of such debts is subject to any counterclaim or set-off. For this purpose a debt shall not be regarded as realising its full value to the extent that it is received in circumstances in which such receipt is or may be void, voidable or otherwise liable to be reclaimed or set aside.

(d)	No Group Company is owed any sums other than debts incurred in the ordinary course of trading.

(e)	No event has occurred causing, or which on intervention or notice by any third party may cause, any floating charge created by any Group Company to crystallise or any charge created by it to become enforceable, nor has any crystallisation occurred or is any such enforcement in process.

(f)	No Insolvency Event has occurred in relation to any Group Company.

(g)	No Group Company has been a party to any transaction with any third party which, in the event of such third party going into liquidation or an administration order or a bankruptcy order being made in relation to it or to him, would constitute a transaction at an undervalue, a preference, an invalid floating charge or an extortionate credit transaction or part of a general assignment of debts, under sections 238 to 245 and sections 339 to 344 of the Insolvency Act 1986.

(h)	No person who is or has at any time within the last three years been a Director or officer of any Group Company has at any material time been subject to any disqualification order under the Companies Act or under any other legislation relating to the disqualification of directors and officers, or was the subject of any investigation or proceedings capable of leading to a disqualification order being made.
3.7	Grants
(a)	No Group Company has applied for or received any investment grant, building grant, grant under the Local Employment Acts 1970 or 1972 or under any Industry Act or any other governmental grant or allowance or loan subsidy or financial assistance.
(b)	No circumstances have arisen or could arise as a consequence of events occurring on or before the date of this agreement (including the execution or completion of this agreement) as a result of which:
(i)	any grant, subsidy, allowance or assistance received by any Group Company is liable to be repaid; or
(ii)	any grant, allowance subsidy or assistance for which any Group Company has made application will not be paid or will be reduced.

4.	Part 4 — General Commercial
4.1	Not Used
4.2	Assets
(a)	Each Group Company is the sole legal and beneficial owner of the assets used in its business or held at the Real Property at any time during the period of three months before the date of this agreement free from any Escrow of title arrangement or other Encumbrance.
(b)	In relation to any assets held by any Group Company under any hire, hire purchase, conditional or credit sale, leasing or Escrow of title agreement or otherwise belonging to a third party, no event has occurred which entitles, or which on intervention or notice by the third party may entitle, the third party to repossess the assets concerned or to terminate the agreement or any licence in respect of it.
(c)	There is attached to the Disclosure Letter* a schedule of fixed assets, including vehicles and equipment owned by each Group Company.
*	Attach schedule
(d)	There is attached to the Disclosure Letter* a schedule of fixed assets, including vehicles and equipment used or possessed but not owned by any Group Company specifying separately any asset used by the Group Company which is provided to it by any officer, shareholder, Employee or any Associate of any of them.
*	Attach schedule
(e)	There are no assets not owned or leased by any Group Company which it requires in order to carry on its business in the manner, extent and places it has been carried on in the two years preceding the date of this agreement.
(f)	In respect of the vehicles, furniture and equipment and other assets owned and/or used by any Group Company:
(i)	each item is:
(A)	in the possession and control of that Group Company;
(B)	in good repair and condition having regard to their carrying values in the accounting records of that Group Company;
(C)	regularly maintained in accordance with applicable technical standards, safety regulations and the provisions of any applicable agreement;
(D)	fully serviceable; and
(E)	listed in the asset register of that Group Company as attached to the Disclosure Letter*;
*	Attach register
(ii)	no item is:
(A)	surplus to requirements;
(B)	as far as the Warrantors are aware when subject to normal usage a risk to health or safety or otherwise dangerous,;

(C)	other than in respect of shop re-fit commitments amounting in aggregate to not more than £1,500,000 in the next 12 months expected to require replacements or additions costing more than £100,000 in total for all such items within six months from Completion; or
(D)	has been adversely affected by fire.
(g)	Maintenance contracts are in force for all the assets of each Group Company which it is normal or prudent to have maintained by independent or specialist contractors and for all assets which any Group Company is obliged to maintain or repair under any agreement.

(h)	No Group Company has entered into any leasing or hiring agreement, hire purchase agreement, conditional sale or credit sale agreement, agreement for payment on deferred terms or any similar agreement or arrangement in respect of any of its assets.

(i)	No Group Company is in breach of any of the provisions of any agreement or arrangement of a type described in Warranty 4.2(h).

(j)	So far as the Warrantors are aware (without having made any specific enquiry), no Group Company has done or omitted to do any act or thing which has prejudiced or affected, or might materially prejudice or affect, its goodwill.
4.3	Goods
(a)	The value attributed to stock in the Accounts does not exceed the lower of cost and net realisable value at the Accounts Date. The value attributed to stock in the Management Accounts does not exceed the lower of cost and net realisable value at the Management Accounts Date.

(b)	The Group Companies’ level of stock is reasonably considered by the Warrantors to be reasonable having regard to current and anticipated demand.

(c)	There is no Encumbrance over any of the material assets of the Group Company and there is no dispute directly or indirectly relating to any assets.

(d)	All necessary Approvals have been obtained for the use or supply by a Group Company of the Goods.

(e)	No Group Company manufactures any Goods or engages or has engaged any manufacturer to produce goods for it.

(f)	No Goods sold or delivered by any Group Company failed to comply with the terms of sale, or with any relevant statutory provisions.

(g)	The Group has complied with all applicable laws, regulations and codes in selling, supplying or advertising the Goods including without limitation in the UK the Consumer Protection from Unfair Trading Regulations 2008, The Business Protection from Misleading Marketing Regulations 2008, the UK Code of Non-Broadcast Advertising Sales Promotion and Direct Marketing and the UK Code of Broadcast Advertising.

(h)	All Goods which are required to comply with (CE) marking requirements do so comply and are marked as so complying in accordance with the relevant legislative requirements and each relevant technical file is complete, accurate, up to date and in the relevant Group Company’s possession.

(i)	No Group Company has made any statement as to the performance or quality of the Goods which is misleading, inaccurate or cannot be substantiated or has received any complaint from any regulatory body, customer or other person that its advertising is misleading or deceptive or may cause confusion.
(j)	A copy of each form of standard terms of contract or business used by each Group Company during the past six years is attached to the Disclosure Letter*. Except as provided in such standard terms or as implied by law no Group Company has given any guarantee or warranty or made any representation or assumed any liability or obligation in respect of the Goods which would apply after the Goods have been sold or supplied by that Group Company.
*	Attach copies
4.4	Change of control
There is no agreement or arrangement whether or not in writing to which any Group Company is a party which, on the execution of this agreement or on Completion or as a result of the performance of this agreement will or may result in:
(a)	any third party being relieved of any obligation or becoming entitled to exercise any right (including a right of termination or any right of pre-emption or other option); or

(b)	the Group Company being in default under any agreement or arrangement or losing any benefit, right or licence which it currently enjoys; or
a liability or obligation of the Group Company being created or increased.
4.5	Material contracts
(a)	There is no agreement or arrangement whether or not in writing to which any Group Company is a party:
(i)	which was entered into otherwise than at arm’s length;

(ii)	under which that Group Company gives any guarantee, performance or other bond, indemnity, letter of comfort or similar commitment (whether or not legally binding) in relation to, or stands surety for, the obligations of any third party;

(iii)	under which any person has (otherwise than in the ordinary and usual course of trading) incurred any financial indebtedness or liability (actual or contingent) to the Group Company or vice versa or has given any performance bond or other bond in relation to any of the obligations of the Group Company;

(iv)	which establishes any joint venture, cooperation agreement or arrangement, consortium or profit or loss sharing agreement or arrangement;

(v)	which involves future capital expenditure by the Group Company exceeding £50,000;

(vi)	which will result in the Group Company becoming liable for any finder’s fee, brokerage or other commission in connection with this agreement;

(vii)	to which the provisions of section 182 of the Companies Act (directors to disclose interest in existing transactions or arrangements) apply or would apply if prior declaration had not been made under section 177 of the Companies Act;

(viii)	to which any of the following provisions of the Companies Act apply: section 190 (substantial property transactions: requirement of members’ approval) and/or sections 197 (loans to directors: requirement of members’ approval) to 203 (related arrangements: requirement of members’ approval) (inclusive);

(ix)	under which the Group Company remains subject to any actual liability which is not provided for or noted in the Accounts or the Management Accounts or which remains subject to a contingent liability which is likely to be crystallised relating to any company, business or undertaking which it has disposed of;

(x)	which is a power of attorney given by the Group Company or which gives any other authority which would enable any person to enter into any contract or commitment on behalf of the Group Company;

(xi)	which is any agency, distributorship, marketing, purchasing, licensing, management or administration (including the management or administering of the affairs of any company, firm, association or business organisation) agreement or arrangement or is an OEM Agreement;

(xii)	which involves payment by reference to fluctuations in the index of retail prices, or any other index, or in the rate of exchange of any currency or any interest rate;

(xiii)	which is an unusual or abnormal contract having regard to the nature, scope and extent of the Group Company’s business or the manner in which it has been carried on in the two years ended on the date of this agreement;

(xiv)	which has more than three months left to run and which the Group Company cannot terminate by three months’ notice or less without payment of compensation or damages;

(xv)	which the Group Company needs to remain in force in order that it can carry on its business in substantially the same manner as it is carried on at the date of this agreement but will terminate or can be terminated by another party in the 12 month period following Completion;

(xvi)	which upon completion of the Group Company’s obligations will or is likely to result in a loss to the Group Company which is not fully provided for in the Accounts or the Management Accounts or which will not make a normal margin of profit or which involves an abnormal degree of risk or which cannot readily be fulfilled or performed by the Group Company on time;

(xvii)	where the consideration receivable by the Group Company is not cash;

(xviii)	which, following Completion, would purport to bind the Buyer (or require the Group Company to procure compliance by the Buyer);

(xix)	under which the Group Company is subject to any liability (contingent or otherwise and including any liability to a third party under the

Contracts (Rights of Third Parties) Act 1999) not fully provided for in the Accounts or the Management Accounts;

(xx)	which is a hire-purchase, hiring, conditional sale, credit sale or similar arrangement;

(xxi)	which relates to the acquisition or disposal of companies, businesses or fixed assets by the Group Company either during the last six years or under which the Group Company or any other party has outstanding obligations;

(xxii)	which is an option or similar agreement or arrangement affecting any assets owned or used by the Group Company; or

(xxiii)	which restricts the freedom of the Group Company to provide or take goods and services to or from any person.
(b)	There are attached to the Disclosure Letter* complete copies of all agreements entered into by each Group Company otherwise than on the standard terms of business of that Group Company for the development, manufacture, assembly, supply, maintenance, distribution, marketing and sale of Goods by that Group Company.
*	Attach copies
(c)	The Warrantors have Disclosed all bids, tenders or other negotiations or offers which are capable of resulting or likely to result in any Group Company entering into any agreement or arrangement of a kind described in Warranty 4.5(a) or 4.5(b).
4.6	Other agreements and arrangements
(a)	There are no *:
*	Attach copies
subsisting agreements or arrangements regulating prices.
(b)	There are attached to the Disclosure Letter;
(i)	details of all warranties/guarantees provided by any Group Company in relation to the Goods provided by it;
(ii)	a list of all material subcontractors of each Group Company and details of all material sub-contracting arrangements; and
(iii)	a list of all manufacturers for each Group Company and details of the agreements and arrangements with each such manufacturer.
(c)	No agreement or arrangement to which any Group Company is a party is invalid as against the relevant Group Company or ultra vires the relevant Group Company nor, so far as the Warrantors are aware, is any such agreement or arrangement invalid as against or ultra vires the other party thereto and the Warrantors have had not notice of any rescission, breach, avoidance or repudiation of any agreement or arrangement to which any Group Company is a party.
(d)	No Group Company has assigned or sublet any of its rights nor is it in default under any material agreement or arrangement to which it is a party and so far as the Warrantors are aware there are no circumstances likely to give rise to any such default, and so far as the Warrantors are aware no other party to any such agreement or arrangement is in default under it and there are no circumstances expected to give rise to any such default.
(e)	There are no oral agreements which, if they had been reduced to writing, would be of a kind which the Warrantors warrant pursuant to this paragraph 4.6 to have been listed in or attached (in copy form) to the Disclosure Letter*.
*	Attach list or copies
4.7	Major customers, clients and suppliers
(a)	No supplier to any Group Company nor any distributor or franchisee has ceased or has indicated an intention to cease trading or dealing with that Group Company nor, so far as the Warrantors are aware (without having made any specific enquiry), is anticipated to do so or to suffer an Insolvency Event or to make any substantial reduction in its trading or dealing with the Group Company.

(b)	So far as the Warrantors are aware (without having made any specific enquiry) the attitude or actions of customers, suppliers, clients, Employees distributors, franchisees and other persons with regard to any Group Company will not be prejudicially affected by the signing of any Transaction Document or the matters or transactions effected by it.

(c)	There is attached to the Disclosure Letter a list of the suppliers accounting for 5% or more of all sales to the Group Companies for the period ending on the Accounts Date.

(d)	The total amount of all sales of any Group Companies obtained or made to customers (including any Associate of such customers) in the United States does not exceed US$66,000,000.
4.8	Regulatory matters — General
(a)	Each Group Company has been granted, and there are now in force all necessary Approvals for the sale, export or supply of the Goods and the proper carrying on of its business in the places and in the manner in which such business is now carried on.

(b)	Each application for Approval has been made in a timely manner and has been complete, accurate and granted without condition or exception and has not been withdrawn or modified. To the extent that any application has not been granted in full there are no facts known or which on reasonable enquiry would be known to any Group Company which would indicate or suggest that any other application may fail to be granted in full.

(c)	Nothing has been done or omitted to be done whereby any person or regulatory body may be able to seek cancellation, rectification or any other modification of any regulatory Approval in any jurisdiction in which any such Approval has been granted or sought.

(d)	The Approvals referred to in Warranty 4.8(a) are not subject to any unusual or onerous conditions and each Group Company has complied with all conditions attached to such Approvals. No Group Company has received any notice of any investigations, proceedings, enquiries, communications or other circumstances which indicate that any such Approvals may be revoked, cancelled, suspended, modified or not renewed.

(e)	Each Group Company has at all times carried on its business and affairs in accordance with its memorandum and articles of association and all applicable laws and regulations of the United Kingdom, Ireland or any other jurisdiction applicable to it.
(f)	The business carried on by the Group has no involvement, whether as a buyer or supplier, in goods or services which involve or are alleged to involve the exploitation of low paid workers through poor pay, terms or employment conditions.

(g)	Wherever possible, the Group Companies sources its Goods from sources which promote good ethical, environmental and sustainability practices.

(h)	No Group Company carries on or purports to carry on any regulated activity in contravention of section 19 of the Financial Services and Markets Act 2000.

(i)	No governmental, administrative or regulatory authority has served a notice on any Group Company in respect of any of its assets or activities and, so far as the Warrantors are aware, there are no circumstances likely to give rise to the service of such a notice.

(j)	No Group Company has received notice of any investigations or enquiries by, or on behalf of, any governmental, administrative or regulatory authority in respect of any of the affairs of any Group Company.

(k)	No Group Company has paid any commission or made any payment whether to secure business or otherwise to any person, firm or company which in the hands of such person, firm or company would in accordance with the relevant law be regarded as illegal or improper.

(l)	No Director, officer, agent, Employee or other person acting on behalf of any Group Company has been party to the use of any assets of the Group Company for unlawful contributions, gifts, entertainment or other unlawful expenses relating to any activity, including any political activity, or to the establishment or maintenance of any unlawful or unrecorded fund of monies or other assets, or to the making of any false or fictitious entries in the books or records of the Group Company, or to the making of any unlawful payment.

(m)	Each Group Company has complied with all the requirements of the Health and Safety at Work etc Act 1974 and all other statutory requirements relating to the health and safety of its Employees.
4.9	Regulatory matters — Competition, merger control and regulatory
(a)	No Group Company is or has been a party to any:
(i)	agreement, arrangement, concerted practice or other practice; or
(ii)	merger, acquisition or joint venture,
which:
(iii)	contravenes or contravened;

(iv)	is or was invalidated by;

(v)	requires or required notification or registration under;

(vi)	satisfies or satisfied the criteria for review or investigation under; or

(vii)	has been the subject of notification or registration under,
any competition, anti-trust, merger control, regulatory, monopoly, fair trading or similar legislation.
(b)	No Group Company nor any Employee, Consultant or Director has received any process, notice or communication (formal or informal) by or on behalf of any authority having jurisdiction in competition, anti-trust, merger control, regulatory, monopoly, fair trading, or similar matters (any such body or person being referred to below as a “Competition Authority”) in respect of any matter, whether or not the Group Company is or was a party to or is or was involved in such matter and no Group Company nor any Employee, Consultant or Director has received any indication (from whatever source) that any such process, notice or communication might be issued or that any person might make or has made a complaint to a Competition Authority against any Group Company or any Employee, Consultant or Director.

(c)	No Group Company nor any Employee, Consultant or Director has made any complaint or provided any information or made any application for leniency or for a no-action letter to any Competition Authority in respect of any matter, whether or not the Group Company is or was a party to or is or was involved in such matter and no circumstances exist or have existed which may give rise to the Group Company or, so far as the Warrantors are aware, any Employee, Consultant or Director making any such complaint or providing any such information or making any application for leniency or for a no-action letter.

(d)	No Director has been or is the subject of a Competition Disqualification Order within the meaning of section 204 of the Enterprise Act 2002 or has given any Competition Disqualification Undertaking within the meaning of section 9B(2) of the Company Directors Disqualification Act 1986 and no such Director is or has been the subject of an investigation, process notice or communication which may result in such an Order being made or undertaking being offered.

(e)	No Employee, Consultant, or Director is or at any material time was guilty of an offence under section 188 of the Enterprise Act 2002 (the “Cartel Offence”) or of any attempt, conspiracy or incitement to commit the cartel offence or of aiding, or abetting a person to commit the Cartel Offence.

(f)	No Employee, Consultant or Director has been convicted of the Cartel Offence nor has been the subject of any investigation, process, notice or communication relating to the Cartel Offence.

(g)	No Group Company is nor has been in receipt of any state aid within the meaning of Article 107 of the Treaty on the functioning of the European Union or Article 61 of the Agreement on the European Economic Area.

(h)	Neither the Goods, nor any part, component or sub assembly incorporated in the Goods, nor any other part, component or sub assembly imported or used by any Group Company is or has been the subject of:
(i)	any anti-dumping investigation or anti-dumping duty or any undertaking or agreement in respect of them and no Group Company is aware of any circumstances which may give rise to any such investigation or matter;
(ii)	registration on importation into the European Community; or

(iii)	any import quota or other restriction or any investigation or enquiry under the trade policy instruments of the European Community.
(i)	No Group Company has entered into or agreed or is presently negotiating any agreement or engaged in any tendering procedure which is or was subject to advertising or other requirements under the EC public or utilities procurement rules or any national rules implementing them which has not been advertised or where any relevant requirement has not been complied with.
4.10	Transactions with Seller’s Associates and Directors
(a)	There are no:
(i)	loans or quasi loans (as defined in the Companies Act) or credit transactions (as so defined) made by any Group Company to any Seller, Seller’s Associate, Director or Associate of a Director;
(ii)	debts owing to any Group Company from any Seller, Seller’s Associate, Director or Associate of a Director.
(b)	There are no mortgages, charges, guarantees or other security arrangements entered into by any Group Company in respect of any obligations of any Seller, Seller’s Associate, Director or Associate of a Director.

(c)	There are no existing contracts, transactions or arrangements to which any Group Company is a party or under which it may be liable and in which any Seller, Seller’s Associate, Director or Associate of a Director is interested whether directly or indirectly, and no Group Company has been a party to any such contracts, transactions or arrangements during the three years preceding the date of this agreement.

(d)	No Warrantor or Manager is at the date of this agreement either individually or with any other person or persons engaged or concerned or interested (and whether by a holding of shares or otherwise) in any other business which is of a similar nature to or competitive with that carried on by any Group Company.

(e)	There are no formal or informal arrangements (whether or not legally binding) in force or to come into force between any Group Company and any Seller, Seller’s Associate, Director or Associate of a Director.

(f)	No Group Company depends in any material respect on the use of any property, right or asset owned by, or facilities or services provided by, any Seller (other than services provided as an Employee), any Seller’s Associate, Director or Associate of a Director.
4.11	Insurance
(a)	Details of the Company’s insurance polices are set out in the Disclosure Letter. All premiums due in respect of the insurance policies Disclosed have been paid and the next renewal date for each is a date at least 30 days after the date of Completion. All the insurance polices Disclosed are currently in force, and nothing has been done or omitted to be done which could make any policy of insurance void or voidable, or which is likely to result in an increase in premium. No such insurance policy is subject to any special or unusual terms or restrictions or to the payment of any premium in excess of the normal rate.
*	Include list

(b)	No claim is outstanding or is likely to be made under any of such insurance polices and, so far as the Warrantors are aware, no circumstances exist which are likely to give rise to any claim.

(c)	No Employee, workman or any other third party has suffered any illness, accident or injury for which any Group Company may be liable and which is not fully covered by insurance.
4.12	Claims, Disputes, Notifications and Investigations
(a)	No Group Company nor any pension schemes of any Group Company is a party (whether as claimant or defendant or otherwise) to any claim, litigation, arbitration, prosecution or other legal or quasi legal proceedings or enquiry and no Group Company has been engaged in any such claim, proceedings or enquiry during the three years before the date of this agreement and there are no claims or actions (whether criminal or civil) pending, threatened or anticipated by or against any of the Group Companies or any Director, Employee or Consultant.

(b)	No Group Company is in dispute with any of its suppliers as to the quality of Goods or as to late delivery or sums owed or otherwise involving amounts in excess of £10,000.

(c)	No Group Company is aware that any Goods sold or provided by it are defective or have or may have caused or contributed to any damage to property or personal injury and there is no dispute between any Group Company and any of its customers, licensees, suppliers or franchisees.

(d)	No Group Company has received any notice or other intimation that any of the Goods infringe any relevant United Kingdom or European Communities regulations relating to safety or to manufacture, distribution, sale or use of goods or that any Goods supplied outside the United Kingdom infringes any similar regulations in the country of sale.

(e)	No Group Company has received any notice of any complaints, claims, disputes, investigations, disciplinary proceedings or other facts or circumstances likely to lead to any claim, action, proceeding, suit, litigation, prosecution, investigation, enquiry or arbitration involving any Group Company.

(f)	No Group Company has unpaid liability in respect of any bill or account received more than 30 days before the date of this agreement.

(g)	There are no unfulfilled or unsatisfied judgments or court orders outstanding against any Group Company or which may affect any of them.

(h)	No distress, distraint, charging order, garnishee order, execution or other process which a court or a similar body may use to enforce payment of a debt has been levied or applied for in respect of any asset of any Group Company.
4.13	Membership of trade associations etc
The Disclosure Letter* lists any trade association or professional body of which any Group Company is a member and of the fees and other charges payable in respect of such membership.
*	Include list
4.14	Conduct of business since the Accounts Date
(a)	Since the Accounts Date:

(i)	no dividend or other distribution (within the meaning of that expression as contained in section 1000 or section 1064 of the CTA 2010 (formerly section 209 or 210 or 418 of ICTA 1988)) has been declared, paid or made by any Group Company;
(ii)	each Group Company has carried on its business as a going concern in its ordinary and usual course without any interruption or change in its nature, scope or manner;
(iii)	no Group Company has disposed of or parted with possession of any of its assets or entered into any transaction or assumed or incurred any liabilities or made any payment except in the ordinary and usual course of trading and at arm’s length;
(iv)	no Group Company has written off any debt, no debt has been released by any Group Company on terms that the debtor pays less than the book value of its debt, and no debt owing to any Group Company has proved to any extent to be irrecoverable;
(v)	no Group Company has entered into any contract involving expenditure on capital account or the purchase of any capital equipment or other items of a capital nature;
(vi)	the profits of any Group Company have not been affected by changes or inconsistencies in accounting treatment, by any non-recurring items of income or expenditure, by transactions of an abnormal or unusual nature or which have been entered into otherwise than on normal commercial terms;
(vii)	the business of any Group Company has not been materially or adversely affected by the loss of any customer which in either of the two financial years immediately preceding the Accounts Date accounted for 5 per cent or more of its turnover;
(viii)	no business of any Group Company has been materially adversely affected by the loss of any source of supply which:
(A)	in either of the two financial years immediately preceding the Accounts Date accounted for 5 per cent or more of total amount paid by that Group Company in such period for Goods or Goods supplied to that Group Company; or
(B)	is otherwise material to the business of any Group Company;
(ix)	there has been no material adverse change in the financial position or turnover of any Group Company;
(x)	no contract or commitment (whether in respect of capital expenditure or otherwise) has been entered into by any Group Company on terms which will allow for less than full recovery of costs, overheads and profit or which is of a long term or unusual nature, or which involves or could involve an obligation of a material nature or magnitude; and for this purpose a long term contract or commitment is one which will not be performed in accordance with its terms within three months after the date it was entered into or undertaken or which is incapable of termination by that Group Company on three months’ notice or less;

(xi)	no Group Company has acquired or disposed of or agreed to acquire or dispose of any business or any material asset or assumed or acquired any material liability (including any contingent liability) otherwise than in the ordinary and usual course of business;

(xii)	no Group Company has disposed of or agreed to dispose of any asset for a consideration payable by instalments where any instalment remains unpaid;

(xiii)	all payments of money received by each Group Company have been credited to its accounts with its bankers;

(xiv)	each Group Company has paid its creditors in accordance with the same policy as that adopted throughout the financial year ended on the Accounts Date;

(xv)	there has not been any material change in the level of borrowing or in the working capital requirements of any Group Company;

(xvi)	there has not been any unusual increase or decrease in the level of the stock or work in progress of any Group Company; and

(xvii)	no provision in the accounting records has been released.
5.	Part 5 — Intellectual property and data protection

5.1	Ownership, title and adequacy of intellectual property rights
(a)	In respect of all material Group Intellectual Property other than that which is the subject of the Licences-In:
(i)	it is listed in schedule 3;

(ii)	one or more of the Group Companies is (or are together) the sole legal and beneficial owner of it;

(iii)	it is valid and enforceable and nothing has been done, omitted to be done or permitted by any Group Company whereby any of it has ceased or might cease to be valid and enforceable;

(iv)	insofar as it is registered or the subject of an application for a registration:
(A)	accurate material particulars of it are set out in parts A, B, C, D and E of schedule 3;
(B)	all relevant registrations and applications have been made by, or are in the name of, a Group Company;
(C)	all application, publication, registration, renewal and other official fees relating to its administration have been duly paid by or on the due dates for payment;
(D)	the Warrantors are not aware of any facts which would indicate or suggest that such applications or any of them may fail in any respect to be granted in full; and

(v)	accurate particulars of any of it which is material, unregistered and not the subject of an application for registration are set out in part F of schedule 3.
(b)	The Group Intellectual Property comprises all the Intellectual Property which each Group Company requires as at the date of this agreement in order to carry on the business and deal with the assets of each Group Company in the manner and places it has been carried on and dealt with up to the date of this agreement.
5.2	Completeness of listed information
(a)	A complete and accurate list of all:
(i)	Licences-In which are material to the business of the Company or any of its Subsidiary Undertakings is set out in part A of schedule 4; and
(ii)	other Intellectual Property Agreements which are material to the business of the Company or any of its Subsidiary Undertakings is set out in parts B and C of schedule 4.
(b)	Complete and accurate copies of all Intellectual Property Agreements have been Disclosed.
5.3	Encumbrances and restrictions
(a)	None of the Group Intellectual Property:
(i)	is subject to any Encumbrance;
(ii)	is subject to any other agreement restricting its use by any Group Company (including any delimitation or co-existence agreement or agreement limiting use by territory, field, persons or as to time), other than as expressly set out in the Intellectual Property Agreements as Disclosed; or
(iii)	will be restricted as to its exploitation, or will be lost, terminated, or rendered liable to a right of termination, assignment or licence to a third party, by virtue of the execution of this agreement or the transaction effected by this agreement.
5.4	Infringements, oppositions, claims etc.
For the purposes of Warranties 5.4(a), 5.4(b), and 5.4(c), to “infringe” in relation to Intellectual Property includes to use, work under or reproduce in whole or in part, without the licence of the owner, pass off, misuse or misappropriate Intellectual Property (including by way of parallel trade) or to compete unfairly (or to procure or permit any such acts by others), and “infringed” and “infringement” have corresponding meanings.
(a)	No activity of any Group Company, nor of any licensee of any Group Company, as carried on now and in the six years before the date of this agreement has infringed, does infringe or is likely to infringe any Intellectual Property of any third party, nor any right of publicity, privacy or personality or other analogous right of any third party.
(b)	No Group Company has, within the last six years, received any notice of any and there are no pending allegations, notifications, applications, or Claims:

(i)	by a third party that the business or activities of any Group Company, or of any licensee of any Group Company, infringed or infringes any Intellectual Property of any third party; or
(ii)	for invalidity, revocation, opposition, cancellation, compensation or otherwise in respect of the Group Intellectual Property, and the Warrantors are not aware of any facts or circumstances which could give rise to such allegation, notification, application or Claim.
(c)	There have not in the last six years been any, and there are no pending or anticipated allegations, notifications, applications or Claims by any Group Company or by a licensee of any Group Company:
(i)	against a third party alleging infringement of the Group Intellectual Property; or
(ii)	for invalidity, revocation, opposition, cancellation, compensation or otherwise in respect of the Intellectual Property of any third party, and the Warrantors are not aware of any facts or circumstances which could give rise to any such allegation, notification, application or Claim.
(d)	There are no circumstances which:
(i)	entitle or could entitle a third party to a licence, permission or consent to exploit or assignment of or in respect of any Group Intellectual Property; or
(ii)	entitle or could entitle a third party to call for or exercise a right to use or work under any Group Intellectual Property.
5.5	Intellectual Property Agreements
(a)	The Intellectual Property Agreements which are listed in parts B and C of schedule 4 are all the material Intellectual Property Agreements of the types described by the titles of those parts and are valid and binding and none of them will be breached, lost, terminated, rendered liable to any right of termination or assignment or their terms amended by virtue of the execution of this agreement or the transaction effected by the Transaction Documents.

(b)	So far as the Warrantors are aware no party to an Intellectual Property Agreement is in breach of its terms and no allegation, notification or application has been made or dispute or Claim has been notified to any Group Company in relation to any Intellectual Property Agreement, and so far as the Warrantors are aware there are no facts or circumstances which are likely to give rise to such an allegation, notification, application, dispute or Claim.

(c)	There are no royalties, licence fees, other fees or consideration (including non-monetary consideration) payable by any Group Company in connection with any Group Intellectual Property other than:
(i)	the application, publication, registration, renewal and other official fees relating to the administration of the Group Intellectual Property; and
(ii)	those expressly set out in the Licences-In listed in part A of schedule 4.

5.6	Confidential information
(a)	To the extent that information of a confidential nature (including know-how, trade secrets and customer lists) is or has been used or exploited by any Group Company, such information has been kept confidential (except for any of it which has come into the public domain lawfully and not through a breach of confidence) and has not been disclosed to any third party, except under the terms of confidentiality agreements listed in part C of schedule 4 or subject to any confidentiality undertakings or provisions given by any Group Company in any other agreement.
5.7	Data protection
(a)	Each Group Company has fully complied at all material times and currently fully complies with Data Protection Legislation including:
(i)	the data protection principles (as defined under the Data Protection Act 1998);
(ii)	the requirements relating to registration and/or notification of processing of personal data;
(iii)	all subject information requests from data subjects; and
(iv)	where necessary, the obtaining of consent to direct marketing activity.
(b)	No Group Company has received any notice or complaint from any individual or regulatory authority alleging non-compliance with Data Protection Legislation (including any prohibition or restriction on the transfer of data between any two jurisdictions) or claiming compensation for or an injunction in respect of non-compliance with Data Protection Legislation.
6.	Part 6 — The Computer System and Computer Contracts
6.1	Computer System
(a)	Accurate particulars of all material Computer Hardware and all material Computer Software are set out in parts A and B of schedule 5 respectively.

(b)	Other than elements of the Computer System expressly leased or licensed to a Group Company under the Computer Contracts listed in part C of schedule 5:
(i)	one or more Group Companies are the legal and beneficial owner free from Encumbrances of the Computer System and no other person has any claims or rights in respect of any element of the Computer System; and
(ii)	the Computer System is not wholly or partly dependent on any facilities which are not under the exclusive ownership or control of a Group Company.
(c)	The Computer System:
(i)	has been and is being properly and regularly maintained and replaced and has the benefit of appropriate maintenance and support agreements;

(ii)	has the capacity and is of a suitable technical specification necessary to fulfil the present and reasonably foreseeable requirements of the business of the Group Companies; and
(iii)	comprises all computer hardware, firmware, software manuals, supporting materials and accessories which are necessary to enable the Group Companies to carry on business in the same manner and to the same extent as it has been carried on in the two years preceding the date of this agreement.
(d)	The rights of the Group Companies to use the Computer System will not be affected by the execution of this agreement or the transaction effected by this agreement.

(e)	The Group Companies have in place adequate back-up, disaster recovery and other systems and procedures (details of which have been Disclosed) to enable its business to continue without material adverse change in the event of a failure of the Computer System.

(f)	No part of the Computer System has materially failed to function at any time during the two years prior to the date of this agreement and the Computer System operates in accordance with its applicable specifications.

(g)	There are no royalties, licence fees or other fees payable in connection with the use of any part of the Computer System other than as expressly set out in the Computer Contracts listed in part C of schedule 5.
6.2	Computer Contracts
(a)	A complete and accurate list of all material Computer Contracts is set out in part C of schedule 5 and complete copies of all material Computer Contracts have been Disclosed.

(b)	The warranties set out in Warranty 5.5 above apply in respect of the Computer Contracts as if references to the Intellectual Property Agreements were references to the Computer Contracts.
6.3	Proprietary Software
(a)	One or more Group Companies are the sole legal and beneficial owner, free of Encumbrances, of all the Group Intellectual Property in and to the Proprietary Software and all the Group Intellectual Property in and to the Proprietary Software is valid, subsisting and enforceable.

(b)	All Contributors involved in, and other persons who have provided services to the Company relating to, the development of the Proprietary Software have executed appropriate valid and enforceable agreements with the relevant Group Company by which all Group Intellectual Property in their work relating to the Proprietary Software belong solely to one or more Group Companies or, in the case of Contributors who at all material times were and/or are employees of a Group Company, all their work in relation to the Proprietary Software was carried out in the course of their normal duties and in the United Kingdom.

(c)	There are no royalties, licence fees, other fees or consideration (including non-monetary consideration) payable by any Group Company in connection with any Proprietary Software.

(d)	The Proprietary Software has not suffered any material failure in functionality or performance in the two years preceding the date of this agreement.

(e)	So far as the Warrantors are aware, in relation to any source code for the Proprietary Software (including that of all previous releases and versions):
(i)	no person (other than a Group Company and its current and duly authorised officers and employees) has, or has had, any source code in its possession;
(ii)	there are no escrow agreements in force under which any third party may become entitled to such use or possession; and
(iii)	no person is entitled to require such an escrow agreement to be entered into by any Group Company.
(iv)	possession of a complete copy of the source code for each item of the Proprietary Software is held by a Group Company.
7.	Part 7 — Employment and Pensions

7.1	Terms and Conditions of Employment
(a)	In respect of each current Employee, there is attached to the Disclosure Letter a spreadsheet giving full and accurate particulars of their full names, job titles, and salary and for all Employees, save for any Sales Advisors, there is included in that spreadsheet full and accurate particulars for each individual of dates of commencement of employment, ages, notice periods, job location, standard hours of work, salaries and other remuneration (including bonus and commission and other incentive payments) and all other terms and conditions of employment or appointment including any terms and conditions contained in any employee handbook or manual. In respect of Sales Advisors, a copy of the standard terms and conditions on which such Sales Advisors are employed is attached to the Disclosure Letter. In respect of Directors, copies of their service contracts are attached to the Disclosure Letter.

(b)	In respect of each Consultant (if any) engaged by a Group Company, there is attached to the Disclosure Letter a spreadsheet giving full and accurate particulars of their full names, job titles, dates of engagement, ages, notice periods and fees together with particulars of confidentiality obligations, directorships and business interests held, other benefits including cars, mobile phones and private health insurance, and all other terms and conditions of engagement.

(c)	Save in respect of any Sales Advisor positions, there are no outstanding offers of employment or engagement made to any person by any Group Company and there is no one who has accepted an offer of employment or engagement made by any Group Company but who has not yet taken up that employment or engagement.

(d)	Except as otherwise disclosed, all service and employment agreements entered into by any Group Company and in force at the date of this agreement may be terminated by not more than three months’ notice and without payment of compensation or damages (other than any payments arising under statute or payment for unfair dismissal or, for the avoidance of doubt, any payment made in lieu of notice). All consultancy agreements entered into by any Group

Company may be terminated by not more than three months’ notice without giving rise to any claim for damages or compensation.

(e)	All agreements entered into by each Group Company with agencies or other organisations to engage temporary or permanent workers will terminate prior to Completion with no liability on any Group Company to make any payment or provide any compensation as a consequence.

(f)	No current Director, Employee or Consultant:
(i)	has given or received notice terminating his office or employment or engagement or altering its terms, and no such person will be entitled as a result of the entering into of this agreement to give notice of termination or claim for any payment or benefit or treat himself as being released from any obligation nor so far as each Warrantor is aware (without having made specific enquiry) are there any facts which suggest that any current Director, Employee or Consultant is likely to leave his office or employment or engagement otherwise than through normal retirement within the 12 months following Completion;
(ii)	is on sick leave which (as the date of this agreement) has continued for more than 14 consecutive days;
(iii)	is on maternity, paternity, parental or adoption leave;
(iv)	is on a fixed term contract; or
(v)	either has made an application to work flexibly or is so doing.
(g)	No amounts due by any Group Company to, or in respect of the current Directors, Consultants or Employees (including PAYE and national insurance and pension contributions) are in arrears or unpaid.

(h)	There are no outstanding bonuses due to be paid to any Employee.

(i)	None of the current Employees has any accrued rights to holiday pay or pay in lieu of holidays which have not been provided for in full in the Management Accounts.

(j)	There are attached to the Disclosure Letter copies of the following documents (which includes the provision only of pro-forma documents for non-Directors):
(i)	services agreements, contracts of employment or offer letters for all current Employees and all Directors;
(ii)	any letters of employment confirming individual variations to standard terms and conditions of employment with any Group Company;
(iii)	any staff handbook or written employment policies for each Group Company;
(iv)	any confidentiality agreements entered into by Employees with any Group Company; and
(v)	any consultancy agreements with any Group Company.

7.2	Variations of Terms and Conditions of Employment
(a)	Since the Accounts Date, save in respect of any Sales Advisor:
(i)	no change has been made in the rate or basis of remuneration, fees or the pension or other benefits paid to or provided for any current Director, Consultant or Employee and no changes are due to be considered; and
(ii)	no change has been made in any other terms of employment or the engagement of any current Director, Consultant or Employee as set out in the Disclosure Letter or is due to be considered other than may be contemplated by the Buyer.
(b)	No Group Company has entered into any agreement or given any assurance (whether legally binding or not) or so far as the Warrantors are aware created any expectation regarding any future variation in any contract of employment or consultancy agreement or any other agreement imposing an obligation on any Group Company or so far as the Warrantors are aware (without having made specific enquiry) any expectation by any of its current Directors, Employees or Consultants that it will increase the basis or rates of remuneration or payment or the provision of other benefits to or on behalf of any of its Directors, Employees or Consultants at any future date.
7.3	Employee Incentive Arrangements
(a)	There have been Disclosed each of the following which are now or have at any time within the 18 months immediately preceding the date of this agreement been operated by any Group Company or which any Group Company is under any obligation (whether or not legally binding) to provide at any future date:
(i)	any scheme or arrangement whereby its current or former Directors or Employees or their relevant relatives or dependents may acquire shares or options to acquire shares of any class in any Group Company;
(ii)	any employee trust under which current or former Employees their relatives or dependents are the beneficiaries or are entitled to receive any benefits;
(iii)	any cash bonus scheme or other employee incentive arrangements not involving the issue of shares; or
(iv)	any arrangement by which any commission or remuneration of any kind payable or due to any of its current Directors or Employees may be calculated by reference to the turnover, profits or sales of any Group Company.
(b)	In relation to any share schemes or arrangements of the kind referred to in paragraph 7.3(a) above and referred to in the Disclosure Letter:
(i)	copies of all documents governing such share schemes have been attached to the Disclosure Letter;
(ii)	such share schemes have at all times been operating in accordance with their governing rules or terms and all applicable laws;

(iii)	all documents relating to such share schemes which are required to be filed with any regulatory authority have been so filed, and all regulatory requirements relating to such share schemes have been complied with;
(iv)	all tax clearances and approvals necessary or desirable to obtain favourable tax treatment for the operator of such share schemes or their participants have been obtained and have not been withdrawn, and so far as the Warrantors are aware no act or omission has occurred which has or would prejudice any such tax clearance or approval; and
(v)	no Group Company has received any notice from any current or former Employee or relation or dependent or other participants in any such share schemes of any claim against any of the Sellers or any Group Company.
7.4	Collective Agreements, Industrial Payments and Disputes
(a)	No Group Company is liable to pay any industrial levy nor has it any outstanding undischarged liability to pay any governmental or regulatory authority in any jurisdiction any Taxation contribution or other impost arising in connection with the employment or engagement by the Group Company of any current or former Employees, Directors or Consultants other than, in the UK, PAYE in respect of Employees and Directors and VAT in respect of Consultants registered for VAT.

(b)	No Group Company has received an application for recognition nor entered into any union membership, security of employment, redundancy, recognition or other collective agreement (whether legally binding or not) with a trade union (whether recognised or unrecognised), association of trade unions, works council, staff association or other organisation or body of Employees, nor has any Group Company done any act which might be construed as recognition, nor has any Group Company in respect of any Employee entered into any agreement with any trade union or other employee body representing employees concerning the introduction of new equipment or technology.

(c)	No Group Company operates any industrial training programme, youth opportunities scheme or any similar programmes or schemes.

(d)	No Group Company is involved in, or has been involved in the last five years in, any industrial or trade dispute regarding a claim of material importance and the Warrantors are not aware of any facts which might indicate that there may be any such dispute.
7.5	Disciplinary, Grievance and Termination of Employment Matters
(a)	No disciplinary action resulting in the issuing of a final written warning or dismissal pursuant to the Dispute Resolution Regulations, an ACAS Code of Practice or otherwise has been taken against any current or former Employee and no grievance or complaint of sex, race, disability, age, sexual orientation or religion or belief discrimination has been raised by any current or former Employee pursuant to the Dispute Resolution Regulations, an ACAS Code of Practice or otherwise in the two years ending on the date of this agreement.

(b)	The Warrantors are not aware of any fact or matter affecting any Employee which might reasonably be considered grounds for dismissal.

(c)	So far as the Warrantors are aware no current or former Director, Employee or Consultant has any claim against any Group Company for loss of office or arising out of the termination of his office, employment or consultancy or in respect of any accident or injury or otherwise and there is no event which would or might give rise to any such claim.

(d)	No Group Company is paying compensation or other payment to any former Employee (or next of kin).

(e)	No liability has been or may be incurred by any Group Company in the past three years for breach of any contract of service or for services (including consultancy services), for redundancy payments, protective awards or for compensation for wrongful dismissal, unfair dismissal or for failure to comply with any order for the reinstatement or re-engagement of any Employee or Consultant or for any other liability accruing from the actual or proposed termination or variation of any contract of employment or for services (including consultancy services) or arising from the sale of the Sale Shares in accordance with this agreement.

(f)	There is no person previously employed by any Group Company who now has or may have a right to return to his work or a right to be reinstated by that Group Company under the provisions of the Employment Rights Act 1996 or equivalent legislation in Ireland.

(g)	The Disclosure Letter lists all Employees (excluding Sales Advisors) and Consultants whose employment or consultancy was terminated by any Group Company in the 12 months ending on the date of this agreement, the reason for termination and any payments made to the Employees or Consultants on or in connection with termination.
7.6	Group Company Payments
(a)	No gratuitous payment has been made or promised by any Group Company:
(i)	in respect of or contingent on the sale of the Sale Shares; or
(ii)	in connection with the actual or proposed termination, suspension or variation of any contract of employment or engagement of any current or former Director, Consultant or Employee.
(b)	All monies paid or goods or services provided or made available (including by way of the provision of a credit card) by any Group Company either as principal or surety to any of its Directors or Employees whether as an emolument or as reimbursement or otherwise have been properly incurred by that Group Company so as to be deductible in computing its taxable profits and have been declared to the HM Revenue & Customs.
7.7	General Matters
(a)	Save for any payments or benefits due to Directors or Employees under the terms of their current contracts of employment or service agreements, no Group Company is under any present, future or contingent liability to provide any goods, services, accommodation or benefit (whether as remuneration or otherwise) to any of its current or former Directors or Employees, or to any Seller’s Associate.

(b)	No Group Company has made any loans or quasi loans (as defined in the Companies Act) to or entered into any credit transaction (as so defined) with any of its Directors or Employees.

(c)	Each Director or Employee who is subject to UK or Irish immigration control will have a valid immigration status at Completion, entitling him to be employed full time by the applicable Group Company for at least three months following Completion and is employed in accordance with the terms of his immigration status. A full copy of the relevant passport and immigration approval documents for each such person is attached to the Disclosure Letter.

(d)	Each person has been or is employed by a Group Company who did not or does not have leave to enter or remain in the United Kingdom or Ireland or otherwise in breach of section 8 of the Asylum and Immigration Act 1996 or sections 15-21 of the Immigration, Asylum and Nationality Act 2006 (as applicable) or equivalent legislation in Ireland.

(e)	Each Group Company has in relation to each of its Directors and Employees (and so far as relevant to each of its former Directors and Employees) complied with all obligations imposed on it by Article 141 of the Treaty of Rome, the Trade Union and Labour Relations (Consolidation) Act 1992, the Employment Rights Act 1996 and all other statutes, regulations, codes of conduct and practices relevant to the relations between the Group Company and its Directors and Employees and the Group Company has maintained adequate and suitable records regarding their service.

(f)	Within the period of one year preceding the date of this agreement the Company has not been a party to any relevant transfer as defined in the Regulations nor has the Company failed to comply with any duty to inform and consult any appropriate representative under the Transfer of Undertakings (Protection of Employment) Regulations 2006 (the “Regulations”) or failed to comply with its duty under Regulation 11 of the Regulations or other equivalent regulations in Ireland.

(g)	The Disclosure Letter* lists the names of each officer of each Group Company (if any) who left the Group Company during the three years up to and including the date of this agreement, the date on which such officer left and reasons for such officer ceasing to be associated with the Group Company.
7.8	Redundancy
(a)	In connection with the termination of his employment, no Employee would be entitled to any redundancy payment or other contractual termination of employment payment (save for a contractual or statutory notice payment) other than the basic statutory redundancy payment as calculated in terms of section 162 of the Employment Rights Act 1996 or to include in the calculation of his continuous employment any employment by any other person before his employment by any Group Company.

(b)	In the 12 months’ period ending with the date of this Agreement, no Group Company has given notice of any redundancies to the Secretary of State or started consultations with any appropriate representative under the provisions of Part IV of the Trade Union and Labour (Consolidation) Act 1992, nor has any Group Company failed to comply with any obligation under that statute or equivalent statute in Ireland.

(c)	The particulars of any redundancy policies and formula set out in the Disclosure Letter are true, complete and accurate.

8. Part 8 — Pensions
8.1	Save for the Pension Schemes and the Life Assurance Scheme there is no scheme, agreement, arrangement, practice, or proposal (in each case whether formal or informal) in relation to which the Company or any of the Subsidiary Undertakings has incurred, will incur or may be expected to incur any liability or responsibility (including, without limitation, any liability for contributions or expenses or for any shortfall in funding, or any liability as trustee or responsibility in respect of any discretionary power) for or in relation to the provision of:
(a)	any pension, lump sum, gratuity or other like benefit payable on retirement, death or withdrawal from service for, in respect of or by reference to any present or former director, officer, employee of or person who has at any time agreed to provide services to the Company or the Subsidiary Undertakings;

(b)	any benefits to be given by reason of disability or sickness for, in respect of or by reference to any such person;

and no undertakings or assurances have been given or implied by the Company or the Subsidiary Undertakings as to the introduction, continuation, increase or improvement of any such benefits.
8.2	Full and accurate details of each of the Pension Schemes and their members have been given to the Buyer including, without limitation, the rates and amounts of all contributions currently payable by the Company and the Subsidiary Undertakings in respect of the Pension Schemes.

8.3	All contributions, expenses, premiums and other amounts due to be paid to each of the Pensions Schemes by or on behalf of the Company and the Subsidiary Undertakings have been deducted and paid to the relevant provider. There are no contributions or premiums in relation to the Pension Schemes which are currently outstanding.

8.4	So far as the Warrantors are aware, the Company and the Subsidiary Undertakings have at all times complied with all of their obligations to, under and in respect of the Pension Schemes, and each of the Pension Schemes has been operated and administered in accordance with the terms of its governing documentation, all legal obligations, and the requirements of all regulatory bodies, including, without limitation, HM Revenue & Customs.

8.5	The Company and the Subsidiary Undertakings (save for Schuh (ROI) Limited) have at all times complied with Part 1 of the Welfare Reform and Pensions Act 1999 and the Stakeholder Pension Schemes Regulations 2000.

8.6	The Group Personal Pension Scheme and the Self Invested Personal Pension Plans are registered pension schemes within the meaning of Part 4 of the Finance Act 2004 and the Warrantors are not aware of any reason why such registered pension scheme status may or could be withdrawn.

8.7	No current or former Employee of the Company or the Subsidiary Undertakings has been employed by the Company or the relevant Subsidiary Undertaking as a result of a transfer of an undertaking or part of an undertaking to which the Transfer of Undertakings (Protection of Employment) Regulations 1981 or 2006 applied.

8.8	No Group Company has received any notice of any disputes, actions, claims, complaints or investigations (including, without limitation, complaints to the Pensions Ombudsman or to the Pensions Regulator) outstanding, pending or threatened against the Pension Schemes or against the Company or the Subsidiary Undertakings in respect of any act, event, omission or other matter arising out of or in connection with the Pension Schemes.

8.9	The Company and the Subsidiary Undertakings do not participate in any defined benefit pension scheme and have not at any time been connected with or an associate of a company which participates in a defined benefit pension scheme.

8.10	Full and accurate details of the Life Assurance Scheme and its members have been given to the Buyer.
9. Part 9 — Real Property
9.1	Title
(a)	The Real Property comprises all the real property owned, occupied or otherwise used for the business of the Group Companies.

(b)	Each Group company is the legal and beneficial owner of the Real Property set opposite its name in schedule 7.

(c)	Each Group Company is in physical possession and actual occupation of the Real Property set opposite its name in schedule 7 on an exclusive basis and no right of occupation or enjoyment has been acquired or is in the course of being acquired by any third party or has been granted or agreed to be granted to any third party.

(d)	The Warrantors have Disclosed copies of all title deeds relating to the Real Property, all of which have been properly stamped (where appropriate) or where required, stamp duty land tax has been paid and, where necessary, have been duly registered and the documents of title to be delivered to the Buyer on Completion will consist of original documents.

(e)	No Group Company has entered into a contract or other arrangement (whether written or oral) for the sale of any Real Property and there is no intention to enter into any such contract or arrangement.

(f)	In respect of the Real Property at Norwich and Belfast, so far as the Warrantors are aware such Real Property enjoys access and egress over roads which have been adopted by the appropriate highway authority and are maintainable at the public expense.
9.2	Encumbrances
(a)	The Real Property is free from any mortgage, debenture, charge, rent charge, liability to maintain roadways, lien or other encumbrance securing the repayment of monies or other obligation or liability of any Group Company or of any other person.

(b)	The Real Property is free of any tenancy, subtenancy, licence or other arrangement entitling a person other than the Group Company which owns it to occupy any part of it.

(c)	The Real Property is not subject to any outgoings, other than general rates, water rates and insurance premiums and, in the case of leasehold real property, rent and service charges.

(d)	Where any such matters as are referred to in the last four Warranties (9.2(a) to (d) inclusive) have been Disclosed, the obligations and liabilities imposed and arising under them have been fully observed and performed, and any payments in respect of them which are due and payable have been duly paid.

(e)	No notice relating to the use and enjoyment of the Real Property has been received or given or, so far as the Warrantors are aware (without having made specific enquiry), is likely to be received or given in any circumstances.

(f)	There are no outstanding actions, disputes, claims or demands between any Group Company and any third party affecting the Real Property or any neighbouring property or any boundary walls and fences, or with respect to any easement, right or means of access to the Real Property.
9.3	Planning Matters
(a)	The Real Property is not being used nor is it intended or required by any Group Company to be used other than for the permitted use applicable to it for the purposes of the Town and Country Planning Act 1990, the Planning (Listed Buildings and Conservation Areas) Act 1990, the Planning (Consequential Provisions) Act 1990, the Planning and Compensation Act 1991 and the Planning and Compulsory Purchase Act 2004 and the orders and regulations made under them and all legislation of a like nature (the “Planning Acts”). The permissions, consents, approvals and licences authorising such use are unconditional, permanent and not personal to the relevant Group Company.

(b)	Planning permission has been obtained, or is deemed to have been granted, for the purposes of the Planning Acts with respect to all existing development on the Real Property, and no such permission has been suspended or called in or is subject to judicial review, and no application for planning permission is awaiting decision.

(c)	Building regulation consents have been obtained with respect to all development, alterations and improvements to the Real Property.

(d)	Compliance is being and has been made with all planning permissions, orders, and regulations issued under the Planning Acts and all building regulation consents and bye-laws in force with respect to the Real Property.

(e)	Compliance is being and has been made with respect to the Real Property with all agreements made under section 106 of the Town and Country Planning Act 1990, section 38 of the Highways Act 1980 and s104 Water Industry Act 1991.

(f)	All development charges, monetary claims and liabilities affecting the Real Property under the Planning Acts or any other such legislation have been discharged, and no such liability, contingent or otherwise, is outstanding.

(g)	All planning consents and permissions affecting the Real Property are either unconditional or are subject only to conditions which are neither unusual, personal nor temporary and which have been satisfied or fully observed and performed up to the date of this agreement.

(h)	There is no outstanding statutory or informal notice under the Planning Acts relating to the Real Property or to any business carried on there or to its use, and there is no outstanding monetary claim or liability, contingent or otherwise, in respect of the Real Property under the Planning Acts.

9.4	Statutory Obligations
(a)	In respect of the Real Property compliance has been made with all statutory and bye-law requirements and all European Community regulations, directives and decisions whether implemented in the United Kingdom or not and international conventions whether ratified or not and all guidance from the European Community and its national, state and local government bodies or agencies.

(b)	There is no outstanding and unobserved or unperformed obligation with respect to the Real Property necessary to comply with the requirements (whether formal or informal) of any competent authority exercising statutory or delegated powers.

(c)	There are not in force or required to be in force any licences whether under the Licensing Act 2003 or otherwise which apply to the Real Property.

(d)	So far as the Warrantors are aware no part of any land building or other structure comprised in the Real Property contains any pollutants, contaminants, wastes, petroleum, petroleum products, dangerous, hazardous or toxic substances and materials and in particular (but without limitation) substances prescribed in schedules 4, 5 and 6 of the Environmental Protection Prescribed (Processes and Substances) Regulations 1991 as amended.
9.5	Condition of the Real Property
(a)	The Real Property complies with current fire regulations affecting the Real Property.

(b)	A fire risk assessment has been carried out in respect of each of the Real Property and there has been no change in the Real Property or occupants since such assessment was carried out.

(c)	All asbestos certificates or reports required to be obtained and maintained by the Group Company in respect of the Real Property are in the possession of a Group Company and remain valid and current and all works required to be carried out by any such certificate or report have been duly carried out.
9.6	Leasehold Property
(a)	The relevant Group Company has paid the rents reserved by and observed and performed the covenants on the part of the tenant and the conditions contained in each of the leases (which expression includes underleases) under which the Real Property is held and the last demand (or receipt for rent if issued) was unqualified. Each such lease is valid and in force and no Group Company occupies the Real Property by virtue of a holding over arrangement.

(b)	All licences, consents and approvals required from the landlords and any superior landlords under any leases of the Real Property have been obtained and the covenants on the part of the tenant contained in such licences, consents and approvals have been duly performed and observed.

(c)	There are no outstanding or undetermined rent reviews under any of the leases of the Real Property.

(d)	There is not outstanding, unobserved or unperformed any obligation necessary to comply with any notice or other requirement given by or on behalf of the landlord under any lease of the Real Property.

(e)	There are no restrictions in any leases of the Real Property which prevent it from being used for its present uses.

(f)	The relevant Group Company has not (nor has anyone on its behalf) expressly or impliedly waived any breach by any tenant or other person of any covenant, agreement, restriction, stipulation or obligation relating to the Real Property or any part of it or which the Real Property or any part of it has the benefit of.

(g)	There have been and are no disputes with any landlord and, so far as the Warrantors are aware (without having made any specific enquiry) there are not likely to be any such disputes.
9.7	Underlettings
(a)	The Real Property is held subject to and with the benefit of the respective tenancies and subtenancies (if any) particulars of which are set out in schedule 7 and there are no other tenancies or subtenancies of the Real Property.

(b)	The Warrantors are not aware of any material or persistent breaches of covenant by any tenant or subtenant of the Real Property including the covenants to pay rent and service charge.

(c)	The Real Property has not been sublet under a subtenancy which is being continued beyond its contractual expiry date under Part II of the Landlord and Tenant Act 1954.

(d)	All principal rent and additional rent has been paid by each lessee, tenant, licensee or occupier of the Real Property as and when it became due and no principal rent has been commuted, waived, or paid in advance of the due date for payment.

(e)	No Group Company has made any collateral assurances, undertakings or concessions to any leases, tenancies, licences or agreements to which the Real Property is subject.

(f)	No premium or principal rent has been taken from or accepted from or agreed with any lessee, tenant, licensee or occupier of the Real Property beyond what is legally permitted.

(g)	Any consents required for the grant of any lease, tenancy, licence or agreement to which the Real Property is subject have been obtained and placed with the documents of title along with evidence of the registration of the grant where required.
9.8	Guarantees
Except in relation to the Real Property there is no actual or contingent liability of any Group Company arising directly or indirectly out of any agreement, lease, underlease, tenancy, conveyance, transfer, licence or any other deed or document relating to real property or to any estate or interest in real property entered into by any Group Company including (without limitation) any actual or contingent liability arising directly or indirectly out of:
(a)	any estate or interest held by any Group Company as original lessee or underlessee;

(b)	any guarantee given by any Group Company in relation to a lease or underlease; or

(c)	any other covenant made by any Group Company in favour of any lessor or head lessor.
9.9	Notices, complaints and waivers
(a)	No notices, complaints or requirements have been issued or made by any competent authority or undertaking exercising statutory or delegated powers in respect of the Real Property or the user applicable to it or any machinery, plant or equipment on the Real Property, and the Warrantors are not aware (without having made any specific enquiry) of any matter which could lead to any such notice, or complaint or requirement being issued or made.
9.10	Replies to Enquiries
All written replies made by or on behalf of the Sellers and/or the Sellers’ Solicitors to pre-contract enquiries raised by or on behalf of the Buyer in relation to real property (including (without limitation) any replies to the Buyer’s request for information) and which are attached to the Disclosure Letter are true and accurate in all material respects.
10.	Taxation

10.1	Reserve for Taxation in the Accounts
The Accounts reserve or provide in full for all Taxation for which each Group Company was liable or able to be made liable in respect of all periods up to the Accounts Date in accordance with generally accepted accountancy principles. Proper provision has been made and shown in the Accounts for deferred taxation in accordance with generally accepted accountancy principles.
10.2	Returns, records and payment of Taxation
(a)	All returns, notices, accounts, statements, computations, information, assessments and registrations which should be or should have been made or provided by each Group Company for any Taxation purpose have been made or provided within applicable time limits and on a proper basis and were at the time and remain accurate and complete and none of them is or is likely to be the subject of any material dispute with HM Revenue & Customs or any other Taxation Authority.

(b)	Each Group Company has operated accounting arrangements and maintained accounting records that enable each Group Company’s Taxation liabilities to be calculated accurately in all material respects.

(c)	Each Group Company has preserved records required for the delivery of correct and complete returns as required by Schedule 18 of the Finance Act 1998 or the computation of any Taxation (including without limitation any tax arising on the disposal or deemed disposal of any asset and records required for VAT and PAYE purposes).

(d)	All Taxation for which any Group Company has been liable or for which any Group Company has been liable to account has been duly paid and no Group Company has incurred and there are no circumstances by reason of which any Group Company is likely to incur any liability to interest or penalties in respect of such Taxation, whether charged by virtue of the provisions of Schedule 18 to the Finance Act 1998, the TMA 1970 or the VATA 1994 or otherwise.
(e)	Full and accurate particulars of all payments made and all repayments claimed by any Group Company since the Accounts Date pursuant to the Corporation Tax (Instalment Payments) Regulations 1998 are set out in the Disclosure Letter, and the computation of each such payment or claim for repayment took proper account of all relevant estimates and other information available to any Group Company at the time when such payment was made or, at the time when such claim for repayment was submitted to HM Revenue and Customs.

(f)	No Group Company has entered into a Managed Payment Plan within the provisions of sections 59G-H of the TMA 1970 (formerly section 111 of the Finance Act 2009).

(g)	No Group Company is a qualifying company within the meaning of Schedule 46 to the Finance Act 2009.

(h)	Each Group Company has duly and punctually deducted, withheld, or collected for payment (as appropriate), all Taxation which it has become liable or entitled to deduct, withhold or collect for payment and has duly accounted for all such Taxation to the relevant Tax Authority.

(i)	No Group Company has received from any Tax Authority, any payment to which it was not entitled and no Group Company has received any Tax assessment in which its Tax liability was understated.

(j)	No Group Company is liable to pay, reimburse or indemnify any person (including a Tax Authority) an amount in respect of a Taxation liability (other than in respect of VAT), which is the primary liability of any other person and which arose as a result of a transaction, event, act, or omission occurring or deemed to arise or occur (whether wholly or partly) prior to Completion.

(k)	There are no material or unusual arrangements, permissions, dispensations, concessions, agreements or undertakings, between any Group Company and HM Revenue and Customs or any foreign Tax Authority regarding or affecting the Taxation treatment of any Group Company.

(l)	No Group Company has within the last 12 months received any notice or enquiry or suffered any enquiry, investigation, audit or visit by HM Revenue and Customs, the Department of Social Services or any other Taxation Authority, and so far as the Warrantors are aware no such enquiry, investigation, audit or visit is planned or in prospect for the next 12 months.
10.3	Distributions and other payments
(a)	So far as the Warrantors are aware, no Group Company has at any time after 6 April 1965:
(i)	made (and will not be deemed to have made) any distribution within the meaning of section 1000 of the CTA 2010 (formerly sections 209 and 210 of the ICTA 1988) except dividends properly authorised and shown in its accounts nor is any Group Company bound to make any such distribution;
(ii)	repaid or agreed to repay or redeemed or agreed to redeem or purchased or agreed to purchase or granted an option under which it may become liable to purchase any shares of any class of its issued share capital; or
(iii)	capitalised or agreed to capitalise in the form of shares or debentures any profits or reserves of any class or description or otherwise issued or agreed to issue any share capital other than for the receipt of new consideration (within the meaning of Chapter 2, Part 23 of the CTA 2010 (formerly Part VI of the ICTA 1988)) or passed or agreed to pass any resolution to do so.
(b)	No securities (within the meaning of Chapter 2, Part 23 of the CTA 2010 (formerly Part VI of the ICTA 1988)) issued by any Group Company and remaining in issue at the date of this agreement were issued in such circumstances that any interest or other distribution out of assets in respect thereof, falls to be treated as a distribution under section 1000 (1)(D) or (E) or (F) (formerly 209(2)(d), or (e) of the ICTA 1988), nor has any Group Company agreed to issue securities (within that meaning) in such circumstances.

(c)	No rents, annual payments, expenses, charges or other sums of an income nature, paid or payable by any Group Company are or may be wholly or partially disallowable as deductions, management expenses or charges in computing taxable profits for Taxation purposes.

(d)	No Group Company has since 1 July 2009 received any dividend or other income distribution which was not exempt under the provisions of Chapter 2 or 3 of Part 9A of the CTA 2009.

(e)	No Group Company has received any capital distribution to which the provisions of section 189 (Capital distribution of chargeable gains: recovery of tax from shareholder) of the TCGA 1992 could apply.
10.4	Loan relationships
(a)	All interest, discounts and premiums payable by a Group Company in respect of its loan relationships (within the meaning of Part 5 of the CTA 2009) are capable of being brought into account by that Group Company as a debit for the purposes of that Part at the time, and to the extent that such debits are recognised in the statutory accounts of that Group Company.

(b)	No Group Company is party to any debtor relationship (within the meaning of section 302(6) of the CTA 2009) to which:
(i)	Chapter 8 of Part 5 (late interest) of the CTA 2009;
(ii)	section 444, section 447, section 452 or section 455 (Transactions not at arm’s length etc) of the CTA 2009 apply or may apply; or
(iii)	which relates to any deeply discounted security (within the meaning of Chapter 8 of Part 4 of the Income Tax (Trading and Other Income Act) 2005) to which sections 406-412 (connected companies and close companies) of the CTA 2009 could apply.
(c)	No Group Company is a party to any loan relationship where as a consequence of any arrangement or related transaction (as defined in section 304 of the CTA 2009), the provisions relating to impaired debt as set out in Part 5 of the CTA 2009 apply or may apply.

(d)	No Group Company has entered into any loan relationship which is for an unallowable purpose as described in section 442 of the CTA 2009.
10.5	Capital allowances
(a)	No event has occurred since the Accounts Date (otherwise than in the ordinary course of business) whereby any balancing charge may fall to be made against, or any disposal value may fall to be brought into account by any Group Company under the CAA 2001 (or any legislation relating to any capital allowances).

(b)	All capital expenditure (including expenditure on research and development) incurred by any Group Company on or before the Accounts Date and in respect of which claims for capital allowances have or will be made, has qualified and will continue to qualify as qualifying expenditure for capital allowances purposes and all capital expenditure incurred since the Accounts Date or to be incurred under a contract made before Completion Date by any Group Company is qualifying expenditure for capital allowances purposes.

(c)	No Group Company has made any claim for capital allowances in respect of any asset which is leased to or from or hired to or from that Group Company and no election affecting any Group Company has been made or agreed to be made under section 177 (Equipment lessor) or section 183 (Incoming lessee where lessor entitled to allowances) of the CAA 2001 in respect of any such asset.

(d)	No Group Company has been a lessee under a lease to which the provisions of Schedule 12 (Finance leases and loans) to the Finance Act 1997 apply or could apply.

(e)	No Group Company owns or leases a long life asset (as defined by section 91 of the CAA 2001) in respect of which any claim for capital allowances would be subject to the provisions of section 92 (Long-life asset expenditure) or section 101 to 104 (Rules applying to long-life asset expenditure) of the CAA 2001.

(f)	No asset, expenditure on which any Group Company has qualified for a capital allowance under Part 3 (Industrial building allowances) of the CAA 2001, has at any time since that expenditure was incurred been used otherwise than as an industrial building or structure for the purposes of that Part.

(g)	No Group Company has claimed any research and development tax relief or research and development tax credit under the Finance Act 2000 or the Finance Act 2002 or Part 13 of the CTA 2009 (or any other legislation relating to reliefs or credits for research and development).

(h)	No Group Company has made any election under section 83 (Short-life assets) of the CAA 2001 nor is taken to have made such an election under section 89(4) (Disposal to connected person) of the CAA 2001.

(i)	No Group Company has incurred any expenditure which qualifies for allowances under Part 3A (Business premises renovation allowance) of the CAA 2001.
10.6	Chargeable gains
(a)	The book value shown or adopted for the purpose of the Accounts as the value of each of the assets of each Group Company on the disposal of which a chargeable gain or allowable loss could arise, does not exceed the amount which on a disposal of such asset at the date of this agreement would be deductible under section 38 of the TCGA 1992.

(b)	The Disclosure Letter sets out full and accurate particulars of any claims or elections made by any Group Company under any provision that would affect the amount of the chargeable gain or allowable loss that would but for such claim arise on a disposal of any of its assets.

(c)	No election under section 35(5) of the TCGA 1992 has been made in relation to any Group Company.

(d)	No Group Company has at any time within the last seven years:
(i)	disposed of or acquired any asset in circumstances such that the provisions of section 17 or 19 of the TCGA 1992 could apply to that disposal or acquisition;
(ii)	given or agreed to give any consideration for any holding of shares or securities to which section 128(2)(b) of the TCGA 1992 could apply; or
(iii)	owned any shares on a disposal of which section 125(2) or (3) of the TCGA 1992 could apply or has received an asset by way of gift as mentioned in section 282 of the TCGA 1992.
(e)	No Group Company has been a party to or otherwise involved in any transaction to which sections 29-34 (Value shifting) of the TCGA 1992 have been or could be applied.

(f)	No chargeable gain will accrue to any Group Company on the disposal of any debt owed to it.

(g)	There has been no reorganisation, amalgamation, or other transaction within the meaning of sections 126 to 140D (inclusive) (Reorganisation of Share Capital, Conversion of Securities etc.) of the TCGA 1992 involving any Group Company.
10.7	Capital losses
(a)	No Group Company is entitled to any capital loss to which the provisions of section 18(3) of the TCGA 1992 are applicable.

(b)	No capital loss has accrued to any Group Company that is a loss within the meaning of either section 8 or section 16A of the TCGA 1992.

(c)	No Group Company has been a party to any transaction to which the provisions of section 176 or section 177 of the TCGA 1992 have been or could be applied.
10.8	Intangible fixed assets
(a)	Each Group Company has drawn up its accounts in accordance with generally accepted accounting practice and had brought into account for Taxation purposes debits under section 728 and section 729 of the CTA 2009.

(b)	Since the Accounts Date:
(i)	no Group Company owns an asset which has ceased to be a chargeable intangible asset in the circumstances described in section 859 of the CTA 2009;

(ii)	no Group Company has realised or acquired an intangible fixed asset for the purposes of Part 8 of the CTA 2009; and
(iii)	no circumstances have arisen which have required, or will require, a credit to be brought into account by any Group Company on a revaluation of an intangible fixed asset.
10.9	Close companies
(a)	No Group Company is or has at any time since 31 March 1989 been a close investment-holding company as defined in section 34 of the CTA 2010 (formerly section 13A of the ICTA 1988).

(b)	No distribution within section 1064 of the CTA 2010 (formerly section 418 of the ICTA 1988) has been made by any Group Company within the last seven years.

(c)	No loan or advance made by or assigned to any Group Company falling within the provisions of sections 455, 459, and 460 of the CTA 2010 (formerly section 419 of the ICTA 1988 (as extended by section 422 thereof)) is outstanding or has been waived since the Accounts Date.
10.10	Group relief
(a)	The Disclosure Letter sets out full and accurate details of every agreement that any Group Company has within the last seven years entered into for the claim or surrender of any group relief under the provisions of Part 5 (Group relief) of the CTA 2010 (formerly section 402-413 (inclusive) of the ICTA 1988), of advance corporation tax under the provisions of section 240 of, or Schedule 13A to, the ICTA 1988 or of a tax refund under section 963 of the CTA 2010 (formerly section 102 of the Finance Act 1989).

(b)	Except as expressly provided for in the Accounts, no Group Company is and will not be under any obligation to make nor has any entitlement to receive in respect of the period ending on or before the Accounts Date any payment for:
(i)	group relief (as defined in section 183 of the CTA 2010 (formerly section 402(6) of the ICTA 1988));
(ii)	the surrender of the benefit of any amount of advance corporation tax, any repayment of such a payment; or
(iii)	the surrender of a tax refund under section 963 of the CTA 2010 (formerly section 102 of the Finance Act 1989).
10.11	Groups of companies
(a)	Neither the execution nor completion of this agreement, nor any other event since the Accounts Date, will result in any chargeable asset being deemed to have been disposed of and reacquired by any Group Company for Taxation purposes under:
(i)	section 179 of the TGCA 1992;

(ii)	section 345 or section 346 of the CTA 2009;

(iii)	section 630-632 of the CTA 2009; or

(iv)	section 780 or section 785 of the CTA 2009.

(b)	No Group Company has at any time within the period of seven years ending with the date of this agreement:
(i)	transferred any asset or liability other than trading stock (including any transfer by way of share exchange within section 135 of the TCGA 1992) to any other Group Company which at the time of the disposal was a member of the same group (as defined in section 170 of the TCGA 1992); or

(ii)	where the asset is an intangible fixed asset, a member of the same group (as defined in Chapter 8 of Part 8 of the CTA 2009).
(c)	No elections have been made by any Group Company under section 171A of the TCGA 1992 and no elections have been made under:
(i)	section 179A (Reallocation within group of gain or loss accruing under section 179) of the TCGA 1992;

(ii)	section 792 (Re-allocation of degrouping charge within group) of the CTA 2009; or

(iii)	paragraph 16 of Schedule 26 (Integral features: Saving for intra-group transfers) to the Finance Act 2008, which affect any of the Group Companies.

(d)	No Group Company is or ever has been party to any arrangements pursuant to paragraph 79 of Schedule 7 to the TIOPA 2010 (formerly section 36 (group payment arrangements) of the Finance Act 1998).
10.12	Company residence, Overseas interests and Treasury consent
(a)	Each Group Company has been resident at all times since its incorporation solely in the jurisdiction of its incorporation and is not and has never been treated for any Taxation purpose as resident (or dual-resident) in any other jurisdiction(s).

(b)	No Group Company has at any time since incorporation had a branch, agency or permanent establishment outside the jurisdiction of its incorporation.

(c)	No Group Company is nor has been within the last seven years:
(i)	a dual-resident company within the meaning of section 109(1) of the CTA 2010 (formerly section 404(4) of the ICTA 1988); or
(ii)	been involved in any transaction to which section 109 of the CTA 2010 (formerly section 404 (Limitation of group relief in relation to certain dual-resident companies) of the ICTA 1988) may apply or any other provision (including any exclusion from a provision) relating to dual resident investing companies as there defined could apply.
(d)	No Group Company has carried out or caused or permitted to be carried out any of the transactions:
(i)	specified at the relevant time in section 765(1) of the ICTA 1988 or, in relation to transactions occurring on or after 1 July 2009, as set out in section 37 and Schedule 17 to the Finance Act 2009, otherwise than:

(A)	with the prior consent of HM Treasury; or
(B)	without having duly provided the required information to HM Revenue and Customs (as appropriate), and (in the case of a special as opposed to general consent) full particulars of which are contained in the Disclosure Letter; or
(ii)	specified at the relevant time in section 765A of the ICTA 1988 without having duly provided the required information to HM Revenue and Customs.
(e)	No Group Company has ceased to be resident in the United Kingdom other than in pursuance of a Treasury consent under section 765 of the ICTA 1988, without previously satisfying the requirements of paragraph 54, Schedule 7 of the TIOPA 2010 (formerly section 130(2) and 130(3) (Provisions for securing payment by company of outstanding tax) of the Finance Act 1988). So far as the Warrantors are aware, there are no circumstances by reason of which any Group Company could be liable to a penalty under paragraph 54, Schedule 7 of the TIOPA 2010 (formerly section 131 of the Finance Act 1988).

(f)	No company (not being a Group Company) has ceased or will cease to be resident in the United Kingdom in circumstances such that a notice might be served on any Group Company under paragraph 54, Schedule 7 of the TIOPA 2010 (formerly section 132 of the Finance Act 1988).

(g)	No Group Company has nor in the past seven years has had any interest in a controlled foreign company (as defined in Chapter IV of Part XVII of the ICTA 1988) or any material interest in an offshore fund (as defined in Part 1 of Schedule 22 to the Finance Act 2009).

(h)	There has not accrued any gain in respect of which any Group Company may be liable to corporation tax on chargeable gains by virtue of the provisions of section 13 (Attribution of gains to members of non-resident companies) of the TCGA 1992 or section 87 (Attribution of gains to beneficiaries) of the TCGA 1992.

(i)	No Group Company has either received or become entitled to any:
(i)	income which is unremittable income within the meaning of section 1274 of the CTA 2009;

(ii)	accrued gain to which the provisions of section 279 of the TCGA 1992 could apply; and
no Group Company has made any transfer to which section 723 of the ICTA 1988 or section 668 or section 669 of the ITA 2007 could apply.

(j)	No Group Company has or is assessable to tax under section 969 — 970 of the CTA 2010 (formerly section 150 of the Finance Act 2003) or section 971 of the ITA 2007.
10.13	Liabilities under Covenants and Guarantees
No Group Company has liability to make any payment pursuant to an indemnity, guarantee or covenant entered into before Completion under which any Group Company has agreed to meet or pay a sum equivalent to or by reference to another person’s liability to tax.

10.14	Tax avoidance
No Group Company has been a party to, or been involved in, any schemes or arrangements designed wholly or partly for the purposes of avoiding or deferring any Taxation liability, or in relation to which any disclosure has been, or will be, required to be made to any Taxation Authority.
10.15 Tax clearances
(a)	No Group Company has been a party to a transaction in respect of which a consent, clearance or claim for relief from any Tax Authority was required other than transactions in respect of which:
(i)	the relevant Tax Authority consent, clearance or grant of relief was obtained after accurate disclosure of all material facts;
(ii)	the transaction was carried out as described in the application for consent, clearance or relief (if appropriate); and
(iii)	details of the consent, clearance or grant of relief have been set out in the Disclosure Letter.
(b)	No Group Company has been a party to any transaction in respect of which any consent, clearance or claim for relief is required to be or could be made and in respect of which the time for making an application for such consent, clearance or claim expires on or after Completion.
10.16	Transfer pricing
No transaction or arrangement involving any Group Company has taken place or is in existence which is such that any of the provisions of Part 4 of the TIOPA 2010 (formerly section 770A of or Schedule 28AA to, the ICTA 1988) or Chapter 13 of Part 8 of the CTA 2009 has been or could be applied to it.
10.17	Stamp duty, stamp duty reserve tax and stamp duty land tax
(a)	Each Group Company has duly paid all stamp duty and all stamp duty reserve tax for which it is or has at any time been liable and no Group Company is liable to pay any penalty, interest or fine in respect of stamp duty or stamp duty reserve tax or to forfeiture of any relief from any such duty, penalty, interest or fine.

(b)	Each Group Company has duly filed all land transaction returns required by law to be filed and has paid all stamp duty land tax properly due in respect of such land transactions.

(c)	There is no chargeable interest (as defined under section 48 of the Finance Act 2003) acquired or held by any Group Company in respect of which the Sellers are aware, or ought reasonably to be aware, that an additional land transaction return will be required to be filed with a Taxation Authority and/or a payment of stamp duty land tax made on or after the date of this agreement.

(d)	Neither entering into this agreement nor performance of this agreement nor any other event since the Accounts Date will result in the withdrawal of a stamp duty or stamp duty land tax relief which will affect any Group Company.

(e)	No Group Company has since the Accounts Date incurred any liability to or been accountable for any stamp duty reserve tax and there has been no conditional agreement within section 87(1) of the Finance Act 1986 which could lead to any Group Company incurring such liability or becoming so accountable.
(f)	The Sale Shares are not chargeable securities within the meaning of section 99 of the Finance Act 1986.
10.18	Value Added Tax
(a)	Each Group Company is duly registered for VAT purposes and its registration is not nor has been subject to any conditions imposed or agreed with HM Revenue & Customs and no Group Company is (nor are there any circumstances by virtue of which it may become), under a duty to make monthly payments on account under the Value Added Tax (Payments on Account) Order 1993.

(b)	No Group Company is or has been treated for VAT purposes as a member of any group of companies (other than a group comprising the Group Companies alone). No direction has been given under paragraph 1 of Schedule 9A to the VATA 1994 either to any Group Company or in circumstances where any Group Company may be liable for any VAT assessed as a consequence of the issue of that direction.

(c)	Each Group Company has complied with all statutory provisions, rules, regulations, orders and directions concerning VAT, promptly submitted accurate returns and each Group Company maintains full and accurate VAT records, invoices and other requisite documents. No Group Company has:
(i)	been subject to any interest, forfeiture, surcharge or penalty;
(ii)	given any notice under sections 59, 59A or 64 of the VATA 1994;
(iii)	given a warning within section 76(2) of the VATA 1994; or
(iv)	been required to give security under paragraph 4 of Schedule 11 to the VATA 1994.
(d)	No act or transaction has been effected in consequence of which any Group Company is or may be held liable for any VAT under sections 47, 48, 55 or section 29 of the VATA 1994 and no direction as to valuation affecting any Group Company has been given under paragraph 1, 1A or 2 of Schedule 6 or paragraph 1 of Schedule 7 to the VATA 1994.

(e)	No Group Company is or was partially exempt in its current or preceding VAT year and there are no circumstances by reason of which any Group Company might not be entitled to credit for all VAT chargeable on supplies received and imports and acquisitions made (or agreed or deemed to be received or made) by it since the beginning of its earliest VAT year to include a period since the Accounts Date. There are no circumstances by reason of which either regulation 107 or 108 of the Value Added Tax Regulations 1995 might apply (or have since the Accounts date applied) to any Group Company.

(f)	No option to tax has been made or agreed to be made under Schedule 10 to VATA 1994 by any Group Company.

(g)	No real estate election (within the meaning given in paragraph 21 of Schedule 10 to the VATA 1994) has been made by any Group Company or by any member of any group for VAT purposes of which any Group Company is (or was) a member.

(h)	No Group Company is bound or has agreed to become bound by any lease, tenancy or licence in the case of which, under its terms or by statute, a Group Company is or could become liable to pay an amount in respect of VAT chargeable as a result of the making of an option to tax under Schedule 10 to the VATA 1994.

(i)	There are no past or present circumstances by reason of which any Group Company is or could become liable to VAT before amendment by the Value Added Tax (Buildings and Land) Order S.I 2008 1146, under paragraph 1 or paragraph 5 of Schedule 10 to the VATA 1994 or (after amendment) under Part 2 of Schedule 10 to the VATA 1994 or under the Value Added (Self-supply of Construction Services) Order 1989.

(j)	So far as the Warrantors are aware, no Group Company has any outstanding entitlement to make any claim for repayment supplement or recovery of overpaid VAT under sections 78 or under 79 of the VATA 1994 (Interest, in the case of official error and repayment supplements). So far as the Warrantors are aware, there are no circumstances by virtue of which an assessment under section 78A of the VATA 1994 (Assessment for interest overpayments) has been or could be made on any Group Company.

(k)	In the case of each capital item (if any), within the meaning of Part XV of the Value Added Tax Regulations 1995 (Part XV) in relation to which, a liability under Part XV has arisen or could in future arise on any Group Company, the Disclosure Letter sets out:
(i)	full and accurate particulars of past adjustments under Part XV; and

(ii)	full and accurate particulars of all matters to date which could be relevant in determining future adjustments under Part XV.
(l)	Full and accurate particulars are set out in the Disclosure Letter of all claims which have been or could have been made by any Group Company under section 36 of the VATA 1994 and, so far as the Warrantors are aware, there are no existing circumstances by virtue of which any refund of VAT obtained or claimed may be required to be repaid. So far as the Warrantors are aware, there are no circumstances by virtue of which there could be a clawback of input tax from any Group Company under section 36(4A) or section 26A of the VATA 1994.

(m)	In relation to the cross-border VAT changes which took effect on 1 January 2010 under the provisions of section 76 to 78 of and Schedule 36 to the Finance Act 2009:
(i)	each Group Company has a record of the VAT registration number of all EU business customers and has provided its own VAT registration number to all its suppliers who are resident in an EU Member State;

(ii)	the accounting system of no Group Company requires any modifications in order to produce promptly and accurately the information required for completion of the EC Sales Lists;

(iii)	no Group Company supplies or purchases cross-border services the VAT treatment of which will be affected by the changes in the place of supply rules; and

(iv)	no repayments of VAT have been claimed by any Group Company in the 12 months ending on Completion from the Tax Authority of any EU

Member State other than the UK, and as at Completion no Group Company will have any outstanding entitlement to make such a claim.
(n)	No Group Company has had a requirement to make a disclosure under Schedule 11A to the VATA 1994.
10.19	Securities and shares held by employees
(a)	In respect of each acquisition of securities within Chapter 2 of Part 7 (Restricted Securities) of the ITEPA 2003 an election has been made by each Group Company with the current or former employee or director under section 431 (Election for full or partial disapplication of this Chapter) of the ITEPA 2003 in respect of all securities using the correct forms prescribed by HM Revenue & Customs and within the applicable limits. There is set out in the Disclosure Letter full details of any liability to employment Taxes which have arisen or may arise as a result of that election.

(b)	None of the securities held or to be held by employees or directors of any Group Company (or arrangement in relation to such securities) will give rise to a charge under any of the following provisions:
(i)	Chapter 3 of Part 7 of the ITEPA 2003 in relation to convertible securities;

(ii)	Chapter 3A of Part 7 of the ITEPA 2003 in relation to securities with artificially depressed values;

(iii)	Chapter 3B of Part 7 of the ITEPA 2003 in relation to securities with artificially enhanced values;

(iv)	Chapter 3C of Part 7 of the ITEPA 2003 in relation to securities acquired for less than market value;

(v)	Chapter 3D of Part 7 of the ITEPA 2003 in relation to the disposal of securities for more than market value; and

(vi)	Chapter 4 of Part 7 of the ITEPA 2003 in relation to post-acquisition benefits from securities.
(c)	All schemes established by any Group Company which are approved by HM Revenue & Customs under the following provisions are set out in the Disclosure Letter:
(i)	Schedule 2 of the ITEPA 2003 (approved Share Incentive Plan);

(ii)	Schedule 3 of the ITEPA 2003 (approved SAYE option scheme); and

(iii)	Schedule 4 of the ITEPA 2003 (approved CSOP scheme).
(d)	There are no subsisting options granted by any Group Company under Schedule 5 (EMI options) of the ITEPA 2003.

(e)	Each approved securities option granted by any Group Company are in compliance with the requirement of the relevant legislation and the scheme rules.

(f)	No securities held by employees or directors of a Group Company were acquired prior to 16 April 2003 and therefore none will be treated as “only conditional” under section 424 of the ITEPA 2003 (as originally enacted prior to the Finance Act 2003).
(g)	No Group Company is or has been a party to any agreement under which any person other than by reason of his employment has a right to acquire securities in itself or any other company.

(h)	No Group Company has established, lent or contributed to:
(i)	a qualifying employees’ share ownership trust as defined in Schedule 5 (Employee Share Ownership Trusts) of the Finance Act 1989; or

(ii)	any other trust empowered to acquire by subscription, purchase or otherwise, any shares in any company.
(i)	Each Group Company has obtained full corporation tax relief under sections 1006—1035 of the CTA 2009 for each and every:
(i)	acquisition of shares in that Group Company; and

(ii)	exercise of an option to acquire shares in that Group Company; and
so far as the Warrantors are aware, the corporation tax relief will not be reduced or restricted in any way.

(j)	No restriction under sections 1290—1297 of the CTA 2009 has or so far as the Warrantors are aware, could apply to any corporation tax deduction claimed or to be claimed for any accounting periods which have commenced on or before Completion by a Group Company in respect of any employee benefit contributions made or to be made.

(k)	Each Group Company has entered into an arrangement under paragraphs 3A or 3B of Schedule 1 to the SSCBA 1992 (Supplementary provisions relating to contributions of Class 1, 1A, 2 and 3) in respect of every securities option granted by reason of employment with any Group Company and all such arrangements are set out in the Disclosure Letter.

(l)	Each Group Company has established all necessary mechanisms for the retrieval of, collection and payment of Secondary Class 1 National Insurance Contributions in accordance with such arrangements authorised by paragraph 3B of Schedule 1 to the SSCBA 1992 (Supplementary provisions relating to contributions of Class 1, 1A, 2 and 3).
10.20	Employees
(a)	No Group Company is under any obligation to pay nor has it since the Accounts Date paid or agreed to pay any compensation for loss of office or any gratuitous payment not fully deductible in computing its income for the purposes of corporation tax.

(b)	Since the Accounts Date, no Group Company has paid a contribution under a registered pension scheme for which it would not obtain relief under section 196 of the Finance Act 2004 and, if a contribution to a registered pension scheme has been paid since the Accounts Date, section 196A of the Finance Act 2004 does not apply to restrict the extent to which the contributions attract relief.

10.21	Customs Duties
(a)	No Group Company has any arrangement or authorisation in place under the Council Regulation EEC Number 2913/92 or Community Customs Code and Commissions Regulation EEC Number 2454/93 in relation to any relief from customs duty.

(b)	No Group Company holds any authorisation from HM Revenue & Customs to import goods upon which the customs duty has not been paid at importation or upon which there may be a clawback of duty paid.
10.22	Inheritance tax
(a)	No Group Company is liable and there are no circumstances in existence as a result of which it may become liable, to be assessed to inheritance tax or any other Taxation as doner or donee of any gift, or transferor or transferee of value and there are no other circumstances by reason of which any liability in respect of inheritance tax has arisen or could arise to any Group Company.

(b)	There are no circumstances under which any power within section 212 of the IHTA 1984 could be exercised in relation to, and there is no HMRC charge within the meaning of section 237 of the IHTA 1984 attaching to or over, any shares or securities in or assets of any Group Company and there are no circumstances which could lead to any such charge arising in the future.

(c)	There has been no alteration of the share capital of any Group Company within section 98 of the IHTA 1984 (Effect of alteration of share capital, etc).

SCHEDULE 9
Non-competition Period

	(a)	(b)	(c)
	Office/employment	Engage	Dealing in	(d)		(f)
	in the	in the	competing	Soliciting	(e)	Holding
Seller	Prohibited Business	Prohibited Business	goods and services	Suppliers	Soliciting employees	out
Colin Temple	3 years	3 years	3 years	3 years	3 years	3 years
Mark Crutchley	3 years	3 years	3 years	3 years	3 years	3 years
Kenny Ball	3 years	3 years	3 years	3 years	3 years	3 years
David Spencer	3 years	3 years	3 years	3 years	3 years	3 years
Phil Whittle	3 years	3 years	3 years	3 years	3 years	3 years
Sean McKee	3 years	3 years	3 years	3 years	3 years	3 years
Rob Bridle	3 years	3 years	3 years	3 years	3 years	3 years
Mark Doherty	3 years	3 years	3 years	3 years	3 years	3 years
David Reid	3 years	3 years	3 years	3 years	3 years	3 years

SIGNED as a deed by	)
COLIN TEMPLE	)
in the presence of:	)

SIGNED as a deed by	)
MARK CRUTCHLEY	)
in the presence of:	)

SIGNED as a deed by	)
KENNY BALL	)
in the presence of:	)

SIGNED as a deed by	)
DAVID SPENCER	)
in the presence of:	)

SIGNED as a deed by	)
ROZ SPENCER	)
in the presence of:	)

SIGNED as a deed by	)
DAVID REID	)
in the presence of:	)

SIGNED as a deed by	)
PHIL WHITTLE	)
in the presence of:	)

SIGNED as a deed by	)
SEAN McKEE	)
in the presence of:	)

SIGNED as a deed by	)
ROB BRIDLE	)
in the presence of:	)

SIGNED as a deed by	)
MARK DOHERTY	)
in the presence of:	)

SIGNED as a deed by	)
on behalf of SCHUH GROUP	)
LIMITED in the presence of:	)

SIGNED as a deed by	)
on behalf of GENESCO (UK))
LIMITED in the presence of:	)

SIGNED as a deed by	)
on behalf of GENESCO INC	)
in the presence of:	)

SIGNED as a deed by	)
on behalf of THE SCHUH TRUST	)
in the presence of:	)

SIGNED as a deed by	)
on behalf of SCHUH CORPORATE	)
TRUSTEE LIMITED AS TRUSTEE	)
OF THE SCHUH EMPLOYEE	)
BENEFIT TRUST	)
in the presence of:	)